As filed with the Securities and Exchange Commission on February 28, 2006

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Delaware	AEROTELESIS INC.	95-2554669
(State or Other Jurisdiction of Incorporation	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)
or Organization)

Joseph Gutierrez
11150 W. Olympic Blvd.		11150 W. Olympic Blvd.
Suite 860		Suite 860
Los Angeles, California 90064	4813	Los Angeles, California 90064
(Address and telephone number of Principal	(Primary Standard Industrial	(Name, address and telephone number
Executive Offices and Principal Place of Business)	Classification Code Number)	of agent for service)
Copies to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095	Christopher K. Davies, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305)539-3300 Telecopier: (305)358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Stock, par value $0.00008 per share	36,440,636shares (2)	$0.60	$21,864,381.60	$2,339.02
TOTAL	36,440,636shares (2)	$0.60	$21,864,381.60	$2,339.02

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2)
Of these shares, 27,457,010 are being registered under secured convertible debentures issued to Cornell Capital Partners, LP and , 2,650,000 shares are underlying warrants issued and assigned to Cornell Capital Partners, LP.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Subject to completion, dated February 28, 2006

AEROTELESIS INC.

36,440,636 Shares of Common Stock

This prospectus relates to the sale of up to 36,440,636 shares of common stock of aeroTelesis by certain persons who are stockholders of aeroTelesis, including Cornell Capital Partners, L.P. Please refer to “Selling Stockholders” beginning on page 11. aeroTelesis is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. aeroTelesis did, however, receive proceeds from the sale of secured convertible debentures under the Securities Purchase Agreement, which we entered into on February 8, 2006 with Cornell Capital Partners. All costs associated with this registration will be borne by aeroTelesis.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “AOTL.OB”. The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On February 22, 2006, the last reported sale price of our common stock was $0.60 per share. These prices will fluctuate based on the demand for the shares of our common stock.

Please refer to “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Neither the selling stockholders nor we may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is February ___, 2006

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	4
FORWARD-LOOKING STATEMENTS	10
SELLING STOCKHOLDERS	11
USE OF PROCEEDS RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT	13
DILUTION	14
PLAN OF DISTRIBUTION	15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	16
DESCRIPTION OF BUSINESS	21
MANAGEMENT	30
DESCRIPTION OF PROPERTY	33
LEGAL PROCEEDINGS	33
PRINCIPAL STOCKHOLDERS	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	36
DESCRIPTION OF SECURITIES	38
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE	40
EXPERTS	40
LEGAL MATTERS	40
HOW TO GET MORE INFORMATION	40
FINANCIAL STATEMENTS	F-i
PART II	II-1

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment in aeroTelesis.

Overview

Headquartered in Los Angeles, aeroTelesis, Inc. is a communications company dedicated to providing a portfolio of communication services which shall include delivery of voice, data and video services. Our targeted applications include fixed and mobile wireless broadband, and satellite communications.

We license certain proprietary technology from Photron Technologies Ltd. This technology is a wireless technology platform known as Ultra Spectral Modulation(TM), also referred to as USM. The USM trademark and patent on this technology belongs to Photron. We license this technology from Photron. USM is a new technology that management believes significantly increases frequency bandwidth efficiency for wireless applications (such as wireless local loop, cellular, satellite, and others) to produce faster data transmission rates and higher data capacity while requiring less frequency spectrum allocation in comparison to other traditional wireless technologies in the market today. Management believes the implementation of this USM technology has far reaching implications for the wireless communications industry. Management believes USM holds the promise to deliver high quality broadband-like services through far narrower frequency channels than conventional wireless technologies. Through the frequency efficiency provided by USM, we believe we will be able to reduce the cost of deployment for wireless networks and, therefore, allow us to price our services at more cost competitive rates for our USM users.

Our main source of revenue will come from the sale of chipset technology that is owned and developed by Photron. This means that our ability to generate revenue could be significantly diminished or terminated if Photron fails to develop a product that we can sell into the market. Photron has developed only a working prototype. Photron does not currently have a marketable product to sell into the market and therefore we have not generated revenue from the sale of the product to date. We believe that Photron will complete the development of the chipset by the end of this year 2006. When Photron completes the development of the chipset for which we have a license to sell, we believe we will be able to generate revenue from the sales of the chipset.

About Us

Our principal executive offices are located at 11150 W. Olympic Blvd., Suite 860, Los Angeles, California 90064. Our telephone number is (310) 235-1727, and our consumer website is located at www.aerotelesis.com. The information on our website is not part of this prospectus.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of aeroTelesis. Cornell Capital Partners intends to sell up to 31,107,010 shares of common stock, 27,457,010 of which are underlying secured convertible debentures that were issued to Cornell Capital Partners under the Securities Purchase Agreement and 2,650,000 shares are being registered under warrants issued to Cornell Capital Partners. An additional 1,000,000 shares was issued to Cornell Capital Partners as a one time commitment fee.

On February 8, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners and Highgate House Funds, Ltd. Prior to entering into the Securities Purchase Agreement, we issued secured convertible debentures to Cornell Capital Partners and Highgate House Funds in the principal aggregate amount equal to $3,000,000 which was funded on July 25, 2005. On February 8, 2006 Highgate House Funds assigned all of its interests in its debentures to Cornell Capital Partners. Pursuant to the Securities Purchase Agreement of February 8, 2006, Cornell Capital Partners provided us an additional $500,000 in secured convertible debentures which was funded on February 8, 2006. The $3,000,000 in secured convertible debentures and the additional $500,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder’s option at a conversion price equal to 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

In connection with the Securities Purchase Agreement we issued Cornell Capital Partners three warrants, each of which is exercisable for a period of five years. The first warrant allows Cornell Capital Partners to purchase 500,000 shares of our common stock at an exercise price of $1.00. The second warrant allows Cornell Capital Partners to purchase 700,000 shares of our common stock at an exercise price of $0.75. The third warrant allows Cornell Capital Partners to purchase 1,000,000 shares of our common stock at an exercise price of $0.50. In addition to the warrants that we issued to Cornell Capital Partners on February 8, 2006, Cornell Capital Partners is also registering 450,000 shares underlying warrants we issued to Cornell Capital Partners on July 25, 2005. Of these warrants 225,000 were assigned to Cornell Capital Partners by Highgate House Funds pursuant to an Assignment Agreement entered into with Cornell Capital Partners on February 8, 2006.

Common Stock Offered	36,440,636 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering[1]	88,397,794 shares as of February 23, 2006
Use of Proceeds
We will not receive any proceeds of the shares offered by the selling stockholders. The proceeds we receive from the sale of secured convertible debentures under the Securities Purchase Agreement will be used for general working capital See “Use of Proceeds.”

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors.”
Over-the-Counter Bulletin Board Symbol	AOTL.OB
_______________

1
Excludes 27,457,010 shares of common stock underlying secured convertible debentures issued to Cornell Capital Partners and 2,650,000 shares of common stock underlying warrants issued to Cornell Capital Partners.

AEROTELESIS INC
SUMMARY FINANCIAL INFORMATION

The following table summarizes the financial data for aeroTelesis’ business:

AEROTELESIS INC
(A Developmental Stage Enterprise)
Statements of Operations

			Cumulative			Cumulative
			Loss			Loss
	Years Ended		October 2, 2003	Nine Months Ended		October 2, 2003
	March 31,		To	December 31,		To
	2004	2005	March 31, 2005	2004	2005	Dec 31, 2005
				(Unaudited)		(Unaudited)
Revenues:
Revenues	$60,000	$409,490	$469,490	$319,846	$8,600	$478,090

Total Revenues	60,000	409,490	469,490	319,846	8,600	478,090

Expenses:
Cost of Revenues	-	17,349	17,349	13,645	-	17,349
Depreciation Expense	1,960	14,638	16,598	-	22,319	38,917
Research & Development					1,010,297	1,010,297
Payroll Expenses	-	245,316	245,316	205,926	1,177,357	1,422,673
Interest		11,135	11,135		814,044	825,179
Rent	56,122	123,184	179,306	87,192	96,010	275,316
Options Expense	-	-	-	-	1,706,697	1,706,697
Travel	238,391	73,624	312,015	52,415	87,214	399,229
Legal & Professional Fees	276,305	885,543	1,161,848	416,997	1,405,813	2,566,793
Operating Expenses	68,906	99,291	168,197	168,224	79,183	248,248

Total Expenses	641,684	1,470,080	2,111,764	944,399	6,398,934	8,510,698

Net Loss from Operations	(581,684)	(1,060,590)	(1,642,274)	(624,553)	(6,390,334)	(8,032,608)

Other Income (Expenses):
Other Income	-	-		-	3,563	3,563

Provision for Income Taxes:

Provision for Income Taxes	-	-		-	-	-

Net Loss	$(581,684)	$(1,060,590)	$(1,642,274)	$(624,553)	$(6,386,771)	$(8,029,045)

Basic and Diluted Loss Per Common Share	$(0.01)	$(0.01)		$(0.01)	$(0.07)

Weighted Average Number of Common Shares	80,491,295	82,750,094		81,350,676	85,468,912
Outstanding-Basic and Diluted

The following table summarizes aeroTelesis’ balance sheets at March 31, 2004 and 2005 and December 31, 2005 (unaudited):

	March 31,		December 31,
	2004	2005	2005
			(Unaudited)
BALANCE SHEET DATA:
Working Capital (Deficit)	$(49,133)	$(287,517)	$(1,800,136)
Total Licenses	2,698,781	2,698,781	2,698,781
Total Assets	2,766,002	2,798,019	4,750,238
Total Liabilities	61,283	296,559	$2,132,658
Total Stockholders’ Equity	$2,704,719	$2,501,460	$2,617,580

RISK FACTORS

We Are Subject To Various Risks That May Materially Harm Our Business, Financial Condition And Results Of Operations

You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your entire investment.

Risks Related To Our Business

We Have Historically Lost Money And Losses May Continue In The Future, Which May Cause Us To Curtail Our Operations

Since the fiscal year ended March 31, 2004, we have not been profitable and have lost money on both a cash and non-cash basis. For the year ended March 31, 2005 we incurred a net loss of $1,060,590 and our net loss for the nine months ended December 31, 2005 was $6,386,770. Our cumulated deficit at the end of December 31, 2005 was $8,029,045. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted.

We Are Subject To A Working Capital Deficit, Which Means That Our Current Assets On March 31, 2005 And For The Quarter Ended December 31, 2005 Were Not Sufficient To Satisfy Our Current Liabilities And, Therefore, Our Ability To Continue Operations Is At Risk

We had a working capital deficit of $287,517 at March 31, 2005 and $1,800,136 at December 31, 2005, which means that our current liabilities exceeded our current assets on March 31, 2005 by $287,517 and by $1,800,136 at December 31, 2005. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on March 31, 2005, and on December 31, 2005 were not sufficient to satisfy all of our current liabilities on those dates. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise additional capital or debt to fund the deficit or curtail future operations.

Our Obligations Under The Secured Convertible Debentures Are Secured By All of Our Assets

Our obligations under the secured convertible debentures, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the secured convertible debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of our assets. This would cause us to cease operations.

Currently, We Rely On A Third Party To Develop A Product That Will Be Our Main Source Of Our Revenue Which Means We Could Be Forced To Cease Operations If The Product Is Not Developed Or If The Company That Develops The Product Goes Out Of Business

Our main source of revenue will come from the sale of chipset technology that is owned and developed by a company known as Photron Technologies. This means that our ability to generate revenue could be significantly diminished or terminated if Photron fails to develop a product that we can sell into the market. Photron has developed only a working prototype. Photron does not currently have a marketable product to sell into the market and therefore we have not generated revenue from the sale of the product to date.

We Are An Early-Stage Company With An Unproven Business Model, A New Technology And A Short Operating History, Which Makes It Difficult To Evaluate Our Current Business And Future Prospects

We have only a limited operating history upon which to base an evaluation of our current business and future prospects and we have yet to commercialize our technology. We were inactive and dormant from 1989 to 2000, during which we did not have any revenues, operating profits or any identifiable assets attributable to any industry segment. In 2000, we began limited operations and began seeking opportunities to consult to companies interested in establishing telecom businesses in the Asia-Pacific region as well as in Central America and other less-developed areas of the world. Our securities resumed trading in July 2003 and we completed a reverse merger in October 2003. Our limited operating history makes an evaluation of our business and prospects very difficult. There are certain risks and difficulties we encounter as an early-stage company in the rapidly evolving market of satellite and terrestrial wireless broadband communications. These risks and difficulties include, but are not limited to, the following:

•	our new and unproven business model and technology;

•	a limited number of product and service offerings and risks associated with deploying new product and service offerings;

•	the difficulties we face in managing rapid growth in personnel and operations;

•	the response by customers and strategic partners to our products and services;

•	the timing and success of new product and service introductions and new technologies by our competitors; and,

•	our ability to build brand awareness in a highly competitive market.

We may not be able to successfully address any of these risks or others. Failure to adequately do so could seriously harm our business and cause our operating results to suffer.

We May Incur Significant Operating Losses In The Future

Our business does not have an established record of profitability and we may not be profitable in the future. In addition, we expect our operating expenses to increase in the future as we, among other things:

•	hire additional personnel, including sales and marketing personnel, engineers and other technical staff;

•	hire senior executives and members of our senior management team;

•	expand our selling and marketing activities;

•	expand our product and service offerings;

•	expand the number of locations around the world where we conduct business;

•	increase our research and development efforts to upgrade our existing products and services and develop new products, services and technologies; and,

•	upgrade our operational and financial systems, procedures and controls.

If our revenue does not grow to offset these expected increased expenses, we will not be profitable. You should not consider past revenue and earnings as indicative of our future performance. In future quarters, our revenue or earnings could decline or fail to grow. Furthermore, if our operating expenses exceed our expectations, our financial performance will be adversely affected.

Any Failure To Protect Our Intellectual Property Rights Could Impair Our Ability To Implement Our Business Plan Which Could Force Us To Cease Operations Or Significantly Curtail Our Business

Intellectual property is critical to our success, and if we or our licensor, Photron Technologies Ltd., fail to adequately protect our intellectual property rights, our competitors might gain access to that technology. We rely upon trade secret, licensing trademark and copyright laws in the U.S. and other jurisdictions as well as confidentiality procedures and contractual provisions to protect our proprietary technology. Any of the intellectual property rights we maintain may be challenged by others or invalidated through administrative process or litigation. We currently have no issued patents and may be unable to obtain patent protection in the future. In addition, if any patents are issued in the future, they may not provide us with any competitive advantages, or may be challenged by third parties. Furthermore, legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain. Effective patent, trademark, copyright and trade secret protection may not be available to us in every country in which our technology, products and services are available. The laws of some foreign countries may not be as protective of intellectual property rights as those in the U.S., and mechanisms for enforcement of intellectual property rights may be inadequate. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property we use to generate revenue. Any such infringement or misappropriation could have a material adverse effect on our business, results of operations and financial condition.

In addition, the technology that we will deploy for wireless services is based on a technology license from Photron Technologies Ltd. While we believe that we have exclusive rights to use the technology applications in satellite network services and a shared exclusive license arrangement with Nations Mobile Networks, Ltd. for wireless telephony, we cannot assure you that Photron’s intellectual property rights will be enforceable or that Photron has not previously licensed this technology to other third parties. Any defects regarding such intellectual property rights to our technology patent or the patent itself would significantly affect our ability to generate revenues.

We might be required to spend significant resources to monitor and protect any future intellectual property rights. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel. In general, any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention, which, in turn, could negatively impact our operating results. Further, policing unauthorized use of our products and technologies is difficult. We cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our proprietary information and technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as U.S. laws.

International Communications Environment Is Highly Regulated And Our Success In International Markets Could Depend On Our Ability To Secure Regulatory Approvals Which Are Costly And Time Consuming To Obtain

The international communications environment is highly regulated. As we expect to provide satellite and mobile communication services in conjunction with local partners in our target markets, we will likely be subject to the regulatory authority within those markets, including, but not limited to, the U.S. government (primarily the FCC) and the national communications authorities of the countries in which our local partners and we operate. The laws and regulatory requirements relating to satellite communications and other wireless communications systems vary from country to country. Some countries have substantially deregulated satellite communications and other wireless communications, while other countries maintain strict and often burdensome regulations. The procedure to obtain these regulatory approvals can be time-consuming and costly, and the terms of the approvals vary for different countries. In addition, in some countries there may be restrictions on the ability to interconnect satellite communications with ground-based communications systems.

We Are Subject To Significant Regulations Enforced By The United States Federal Communications Commission If We Do Not Comply With These Regulations The Federal Communications Commission Could Force Us To Forfeit Our License And Subject Us To Penalties, Fines and Related Costs, Any Of Which Could Force Us to Significantly Curtail Or Even Cease Operations

In the United States, we are subject to varying degrees of federal, state and local regulation and licensing, including that of the Federal Communications Commission. At each of these levels, there are significant regulations imposed on the provision of telecommunications services in our business. We cannot assure you that the applicable U.S. regulatory agencies will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if our pricing and/or terms or conditions of service are not filed or are not updated, or otherwise do not fully comply with the rules of these agencies, third parties or regulators could challenge these actions and we could be subject to forfeiture of our license, penalties, fines, fees and costs. It is uncertain when or how such regulation would affect us; nor is it understood if other countries will follow suit. If additional regulation does occur, the FCC, any state or any country may impose surcharges, taxes or additional regulations upon providers of related services. In addition any failure on our part to comply with these regulations could make us liable under these regulations and could force us to forfeit our license or pay additional fees, charges, taxes and regulation which could materially increase our costs and may limit or eliminate our ability to do business.

We May Not Be Able To Generate Sales Or Otherwise Successfully Operate Our Business, Which Could Have A Significant Negative Impact On Our Financial Condition

We believe that the key to our success is to generate sales of our services and product offerings and thereby increase our revenues and available cash. Our success in this regard will depend in large part on widespread market acceptance of our services and product offerings and our efforts to educate potential customers and sell our services.

There can be no assurance that we will be able to generate our sales or effectively operate our business. To the extent we are unable to achieve growth in sales, we may continue to incur losses. We cannot assure you that we will be successful or make progress in the growth and operation of our business. Our current and future expense levels are based on our operating plans and estimates of future sales and revenues and are subject to increase as we implement our strategy. Even if our sales grow, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues would likely have an immediate material adverse effect on our business, operating results and financial condition. Further, if we should substantially increase our operating expenses to increase sales and marketing, and such expenses are not subsequently followed by increased revenues, our operating performance and results would be adversely effected and, if sustained, could have a material adverse effect on our business. To the extent we implement cost reduction efforts to align our costs with revenue, our revenue could be adversely affected.

Because Our Industry Is Subject To Rapid Technological Changes And New Developments, Our Future Success Will Depend On The Continued Viability Of Our Licensed Technology

Our success will depend, to a significant extent, upon our ability to enhance and expand the use and utility of our services so that they gain increased market acceptance. There can be no assurance that consumers will use our services or that our services will provide competitive advantages with current or future technologies. Failure to achieve increased market acceptance could have a material adverse effect on our business, financial condition and results of operations. Future technological developments could render the use of our services or products obsolete and unmarketable.

Our Information Systems Are Critical To Our Business And A Failure Of Those Systems Could Materially Harm Us

We depend on our ability to store, retrieve, process and manage a significant amount of information. If our information systems fail to perform as expected, or if we suffer an interruption, malfunction or loss of information processing capabilities, it could have a material adverse effect on our business.

The Wireless Communications Services Market Is Increasingly Competitive And If We Are Unable To Compete Successfully Our Business Could Be Adversely Affected

The wireless communications business is becoming an increasingly competitive business. The barriers to entry are relatively low. Our business faces competition from other operators in our business and providers of similar services. Certain of our competitors have greater financial and other resources than we do. Competitors with greater access to financial resources may enter our markets and compete with us. In the event that we are not able to compete successfully, our business may be adversely affected and competition may make it more difficult for us to grow our revenue and maintain our existing business on terms that are favorable to us.

We Could Fail To Attract Or Retain Key Personnel, Which Could Be Detrimental To Our Operations

Our success largely depends on the efforts and abilities of our President, Joseph Gutierrez. The loss of his services could materially harm our business because of the cost and time necessary to find his successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on our President. We may also hire other employees to manage our operations and if we were to lose their services, senior management would be required to expend time and energy to find and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.  We do not have any employment contracts at the present time with any of our executives.

We Are Subject To Price Volatility Due To Our Operations Materially Fluctuating; As A Result, Any Quarter-To-Quarter Comparisons In Our Financial Statements May Not Be Meaningful

As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

•	our ability to retain existing clients and customers;

•	our ability to attract new clients and customers at a steady rate;

•	our ability to maintain client satisfaction;

•	the extent to which our products gain market acceptance;

•	the timing and size of client and customer purchases;

•	introductions of products and services by competitors;

•	price competition in the markets in which we compete;

•	our ability to attract, train, and retain skilled management;

•	the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations, and infrastructure; and

•	general economic conditions and economic conditions specific to media distribution and music.

If We Are Unable To Respond To The Rapid Changes In Technology And Services Which Characterize Our Industry, Our Business And Financial Condition Could Be Negatively Affected

Our business is directly impacted by changes in the Internet and website services industry. Changes in technology could affect the market for our services and necessitate changes to those services. We believe that our future success will depend largely on our ability to anticipate or adapt to such changes, to offer on a timely basis, services that meet these evolving standards and demand of our customers. We also believe that our future success will depend upon how successfully we are able to respond to the rapidly changing technologies and products. We cannot offer any assurance that we will be able to respond successfully to these or other technological changes, or to new products and services offered by our current and future competitors, and cannot predict whether we will encounter delays or problems in these areas, which could have a material adverse affect on our business, financial condition and results of operations.

We May Be Unable To Manage Growth, Which May Impact Our Potential Profitability

Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

Establish definitive business strategies, goals and objectives.

Maintain a system of management controls.

Attract and retain qualified personnel, as well as, develop, train and manage management-level and other employees.

If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

Risks Related To This Offering

Future Sales By Our Stockholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 88,397,794 shares of common stock outstanding as of February 22, 2006, 6,755,018 shares are, or will be, freely tradable without restriction, unless held by our “affiliates”. The remaining 81,642,776 of common stock, which will be held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market 36,440,636 shares of common stock being registered in this offering. That means that up to 36,440,636 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline.

Our Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders’ Ability To Sell Shares Of Our Common Stock

Prior to this filing, there has been a limited and sporadic public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders’ ability to sell shares of our common stock.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling stockholders are the entities who have assisted in or provided financing to aeroTelesis. A description of each selling stockholder’s relationship to aeroTelesis and how each selling stockholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering (1)	Shares to be Acquired Under the Securities Purchase Agreement	Percentage of Outstanding Shares to Be Acquired Under the Securities Purchase Agreement	Shares to be Sold in the Offering	Percentage of Shares Beneficially Owned After Offering (1)
Shares Acquired in Financing Transactions with aeroTelesis
Cornell Capital Partners, L.P.	4,411,049(2)	4.99%	29,657,010	25.12%	31,107,010(2)	0%
Consultants and Others
Monitor Capital, Inc.	7,143	*	--	0%	7,143	*
Nations Mobile Networks, Ltd.	77,543,807	87.72%	--	0%	5,000,000	78.56%
Nutmeg Group LLC(3)	326,483	*	--	0%	326,483	*
Total	86,699,531	97.7%	29,657,010	25.12%	36,440,636	78.56%

*	Equals less than 1%.

(1)
Applicable percentage of ownership is based on 88,397,794 shares of common stock outstanding as of February 23, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of February 23, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 23, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Includes 27,457,010 shares issued to Cornell Capital Partners under Secured Convertible Debentures and 2,650,000 shares of common stock under warrants issued to Cornell Capital Partners.

(3)	Includes shares of aeroTelesis common stock underlying the warrants issued to the Nutmeg Group, LLC.

The following information contains a description of each selling stockholder’s relationship to aeroTelesis and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship with aeroTelesis, except as follows:

Shares Acquired In Financing Transactions With aeroTelesis

Cornell Capital Partners. Cornell Capital Partners is the investor under the Securities Purchase Agreement. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all of the shares being registered in this offering in financing transactions with aeroTelesis. Those financing transactions are described below.

On February 8, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners and Highgate House Funds, Ltd. Prior to entering into the Securities Purchase Agreement, we issued secured convertible debentures to Cornell Capital Partners and Highgate House Funds in the principal aggregate amount equal to $3,000,000 which was funded on July 25, 2005. On February 8, 2006 Highgate House Funds assigned all of its interests in its debentures to Cornell Capital Partners. Pursuant to the Securities Purchase Agreement of February 8, 2006, Cornell Capital Partners provided us an additional $500,000 in secured convertible debentures which was funded on February 8, 2006. The $3,000,000 in secured convertible debentures and the additional $500,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder’s option at a conversion price equal to 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

In connection with the Securities Purchase Agreement we issued Cornell Capital Partners three warrants, each of which is exercisable for a period of five years. The first warrant allows Cornell Capital Partners to purchase 500,000 shares of our common stock at an exercise price of $1.00. The second warrant allows Cornell Capital Partners to purchase 700,000 shares of our common stock at an exercise price of $0.75. The third warrant allows Cornell Capital Partners to purchase 1,000,000 shares of our common stock at an exercise price of $0.50. In addition to the warrants that we issued to Cornell Capital Partners on February 8, 2006, Cornell Capital Partners is also registering 450,000 shares underlying warrants we issued to Cornell Capital Partners on July 25, 2005. Of these warrants 225,000 were assigned to Cornell Capital Partners by Highgate House Funds pursuant to an Assignment Agreement entered into with Cornell Capital Partners on February 8, 2006.

Other Selling Stockholders

Nations Mobile Networks, Ltd. In October, 2003, we issued 75,000,000 shares of our common stock to Nations as part of our acquisition of AeroTelesis Philippines, Inc. An additional 2,543,807 were issued to Nations in satisfaction of debt owed to it by the Company as well as pursuant to the Company’s two percent stock dividend in 2004. Nations is registering 5,000,000 of the shares owned by it in this Registration Statement. We will not receive any of the proceeds realized by Nations through its sale of these shares. All investment decisions of, and control of, Nations are held by its CEO, Jhano Ajemian.

The Nutmeg Group, LLC. In 2005, we issued a total of 130,593 shares of our restricted stock to the Nutmeg Group for total cash consideration of $71,050. We are also obligated to issue warrants to purchase shares of our common stock to Nutmeg. The warrants are 19,088 warrants at an exercise price of $1.7681, 19,088 warrants at an exercise price of $3.5363, 19,045 warrants at $0.8595, 19,045 warrants at an exercise price of $1.7190, 59,813 warrants at an exercise price of $0.5250 and 59,813 warrants at an exercise price of $1.05. Both the warrants and restricted stock have piggyback registration rights under our agreement with Nutmeg. We will receive none of the proceeds from the registration of the restricted stock. We will receive the warrant price for each warrant exercised by Nutmeg in the future, assuming exercise before expiration. All investment decisions of, and control of, Nutmeg are held by its managing member, Randall Goulding.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding aeroTelesis so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS
RECEIVED FROM THE EQUITY DISTRIBUTION AGREEMENT

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we did receive proceeds from the sale of secured convertible debentures to Cornell Capital Partners under a Securities Purchase Agreement.

On February 8, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners and Highgate House Funds, Ltd. Prior to entering into the Securities Purchase Agreement, we issued secured convertible debentures to Cornell Capital Partners and Highgate House Funds in the principal aggregate amount equal to $3,000,000 which was funded on July 25, 2005. On February 8, 2006 Highgate House Funds assigned all of its interests in its debentures to Cornell Capital Partners. Pursuant to the Securities Purchase Agreement of February 8, 2006, Cornell Capital Partners provided us an additional $500,000 in secured convertible debentures which was funded on February 8, 2006. The $3,000,000 in secured convertible debentures and the additional $500,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder’s option at a conversion price equal to 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

In connection with the Securities Purchase Agreement we issued Cornell Capital Partners three warrants, each of which is exercisable for a period of five years. The first warrant allows Cornell Capital Partners to purchase 500,000 shares of our common stock at an exercise price of $1.00. The second warrant allows Cornell Capital Partners to purchase 700,000 shares of our common stock at an exercise price of $0.75. The third warrant allows Cornell Capital Partners to purchase 1,000,000 shares of our common stock at an exercise price of $0.50. In addition to the warrants that we issued to Cornell Capital Partners on February 8, 2006, Cornell Capital Partners is also registering 450,000 shares underlying warrants we issued to Cornell Capital Partners on July 25, 2005. Of these warrants 225,000 were assigned to Cornell Capital Partners by Highgate House Funds pursuant to an Assignment Agreement entered into with Cornell Capital Partners on February 8, 2006.

For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received from the issuance of secured convertible debentures to Cornell Capital Partners under the Securities Purchase agreement. The table assumes estimated offering expenses of $85,000.

Gross proceeds	$3,500,000

Net proceeds	$2,998,916.26

No. of shares issued under Secured Convertible Debenture	27,457,010

USE OF PROCEEDS:	AMOUNT
Total General Operating Capital	2,998,916.26

DILUTION

Our net tangible book value as of December 31, 2005 was ($1,681,201) or (-$0.019) per share of common stock. Net tangible book value per share is determined by dividing out tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to aeroTelesis, our net tangible book value will be unaffected by this offering.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $2,339.02 printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $15,160.98. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

All of the investment decisions for Highgate House Funds are made by its portfolio manager, Adam Gottbetter. Control of Highgate House Funds is held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Highgate House Funds has acquired all of the shares being registered in this offering in financing transactions with aeroTelesis. Those financing transactions are described below.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.

The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

aeroTelesis is a start-up, technology-driven communications company dedicated to offering our customers voice, data and video services. Our targeted application markets include fixed and mobile wireless broadband, and satellite communications.

Our core wireless technology platform is a modulation technique known as Ultra Spectral Modulation(TM) (USM) which we license from Photron Technologies, Ltd under certain license agreements. USM is a technology that we believe increases frequency bandwidth efficiency for wireless applications (such as wireless local loop, cellular, satellite, and others) to produce what we believe will be faster data transmission rates and higher data capacity while requiring less frequency spectrum allocation in comparison to other traditional wireless technologies in the market today. We believe the implementation of this USM technology has far reaching implications for the wireless communications industry. We believe USM holds the promise to deliver quality broadband-like services through more narrow frequency channels than conventional wireless technologies. Through the frequency efficiency provided by USM, we believe we will be able to reduce the cost of deployment for wireless networks and, therefore, allow us to price services at more cost competitive rates for USM users. We believe these cost advantages should enable us to capture a share of customers, especially in developing countries where we believe there are lower penetration rates for communication services. Currently, Photron is developing a chipset which will be used in the commercialization of products which utilize USM technology. Photron intends to complete the chip set by the end of 2006. Once Photron has a chipset, we will begin producing products for sale to customers using that chipset.

To date, we have not received any revenues from any USM technology and we currently have no other sources of revenues. If Photron is unable to develop a chipset, we may not have a product to sell.

In the future, we will attempt to implement both satellite and terrestrial-based wireless broadband services, using USM technology upon its commercialization. It is anticipated that the chipset development process will be completed by the end of 2006. In contrast to traditional wireless technologies that we believe rely on conventional modulation methods and broad frequency spectrum requirements, we believe USM represents an original and fundamental shift in modulation technology which can create a new breed of next generation networks.

Formerly known as Pacific Realm, Inc., aeroTelesis was incorporated in Delaware on August 26, 1968 as Continental Convalescent Centers, Inc. and was involved in the health care industry. We subsequently changed our name to Century Convalescent Centers, Inc., National Health Services, Inc., Carex International, Inc. and Medica USA, Inc. On July 6, 1984, we changed our name to “Pacific Realm, Inc.” when we entered into the gold mining business. Those operations were ultimately unsuccessful and terminated. We were inactive and dormant from 1989 through 2000. During this period, we did not have revenues, operating profits or any identifiable assets attributable to any industry segment. In 2000, we began limited operations and began seeking opportunities to act as a consultant to companies interested in establishing telecom businesses in the Asia-Pacific region as well as in Latin America and other less-developed areas of the world.

In October 2003, we acquired all issued and outstanding shares of Aerotelesis Philippines, Inc., a British Virgin Islands company, in exchange for the issuance of 75,000,000 shares of our common stock to the sole shareholder of AeroTelesis Philippines, Inc., Nations Mobile Networks Ltd., formerly known as Aerotelesis Ltd. As a result of this transaction, AeroTelesis Philippines, Inc. is our wholly-owned subsidiary and Nations now holds approximately 91.86% of the fully diluted outstanding shares of our common stock.

In addition to AeroTelesis Philippines, Inc., we have two other subsidiaries: Aerotelesis IP Networks, Inc. and Aerotelesis Satellite Networks Inc., both are Delaware corporations. These subsidiaries do not have any operations.

Going Concern

As noted above, we have a working capital deficit with no revenues anticipated for the near term. Management believes we will need to raise approximately $ 1,200,000. in order to operate in the next 12 months. As shown in the accompanying financial statements, we have incurred significant losses since inception. Our continuation as a going concern is dependent upon our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to attain profitability. We have limited capital with which to pursue our business plan. There can be no assurance that our future operations will be significant and profitable, or that we will have sufficient resources to meet our objectives. We may pursue either debt or equity financing or a combination of both, or order to raise sufficient capital on order to meet our financial requirements over the next twelve months and to fund our business plan. There is no assurance that we will be successful in raising additional funds. Our ability to generate revenues depends in part on the ability of Photron to develop a marketable product and on our ability to sell such product in sufficient numbers. Photron has developed only a working prototype and our business model is unproven. If Photron is unable to develop a chipset or goes out of business before it does and we are unable to obtain additional financing, we may be unable to continue as a going concern. In addition, our rights to sell chipsets developed by Photron depend on the enforceability of our license with Photron and the validity of its patents. Further, our ability to exclusively market products based on the technology covered by the Photron license depends on our ability to enforce the intellectual property rights granted under the Photron license, which may require significant expense and could be uncertain.

Results Of Operations For The Three and Nine Months Ended December 31, 2005 Compared To The Three and Nine Months Ended December 31, 2004

Revenues

For the three months ended December 31, 2005, we had no revenues compared to revenues of $93,301 for three months ended December 31, 2004. For the nine months ended December 31, 2005, we had revenues of $8,600 compared to revenues of $319,846 for the nine months ended December 31, 2004. Our lack of revenues for the three months ended December 31, 2005 and our insubstantial revenues for the nine months ended December 31, 2005 is due to the expiration of our telecommunications consulting agreement and our focus on the development of a wireless technology platform by our licensor, Photron Technologies, Ltd.

Expenses

We had expenses of $4,144,006 for the three months ended December 31, 2005 compared to expenses of $366,548 for the three months ended December 31, 2004. This is an increase in expenses by $3,777,458. The increase in expenses from the prior year is primarily due to:

•	an increase in our legal and professional fees by $451,522 primarily associated with option related expense of $397,500;

•	an increase in our research and development expenses by $460,297 related to USM wireless technology; and

•	an increase in our interest expenses of $ 545,601 primarily due to the amortized amount of the beneficial conversion cost related to the issuance of convertible debentures.

We had expenses of $6,398,934 for the nine month period ended December 31, 2005 compared to expenses of $944,399 for the nine month period ended December 31, 2004. This is an increase in expenses by $5,454,535. The increase in expenses from the prior year is primarily due to our increased expenses during the three months ended December 31, 2005 as described above.

Net Loss

We realized a net loss of $(4,143,255) from operations for the three month period ended December 31, 2005 compared to a net loss of $(273,247) for the three month period ended December 31, 2004. The increase in net loss for the three month period ended December 31, 2005 was due to the lack of revenues for the three month period ended December 31, 2005 and the increase in expenses described above. The net loss per share for the three month period ended December 31, 2005 was $(0.05) per share compared to a net loss per share of $(0) for the three month period ended December 31, 2004.

We realized a net loss of $(6,386,770) from operations for the nine month period ended December 31, 2005 compared to a net loss of $(624,553) for the nine month period ended December 31, 2004. The increase in net loss for the nine month period ended December 31, 2005 was due to the lack of revenues for the three month period ended December 31, 2005 and insignificant revenues for the first three months of the nine months ended December 31, 2005 and the increase in expenses described above. The net loss per share for the nine month period ended December 31, 2005 was $(0.07) per share compared to a net loss per share of $(.01) for the nine month period ended December 31, 2004.

Results Of Operations For The Year Ended March 31, 2005 Compared To The Year Ended March 31, 2004

Revenues

For the year ended March 31, 2005, we had revenues of $409,490 which is an increase in revenues of $349,490 when compared to our revenues of $60,000 for the year ended March 31, 2004. This increase in revenues was primarily due to our increase in consulting income for the year. Our revenue for the year ended March 31, 2005 consisted primarily of consulting income of $401,000 and the sale of equipment to a field trial customer and wholesale minutes for a potential customer to test our international route from the United States to Asia.

Expenses

Our expenses for the year ended March 31, 2005 were $1,470,080, which is an increase in expenses of $828,396 when compared to our expenses for the year ended March 31, 2004 of $641,684. Our expenses for the year ended March 31, 2005 consisted primarily of legal and professional fees of $885,543, travel expenses of $73,624, rent expense of $123,184 and operating expenses of $99,291 and depreciation expense of $14,638. The increase in expenses for the fiscal year ended March 31, 2005 as compared to the expenses for the previous fiscal year is due to our expansion of our operations as well as expenses incurred in connection with our license and our need to retain the services of various professionals

Net Loss

Our net loss from operations before income taxes for the year ended March 31, 2005 was ($1,060,590) compared to a net loss of ($581,684) for the year ended March 31, 2004. The net loss per share for the periods ended March 31, 2005 and 2004 was ($.01) and ($.01), respectively. The increase in our net loss is primarily due to our loss of revenues for the period as well as increased operating expenses and the expenses incurred through the issuance of options to certain employees, advisors and consultants during the quarter.

At March 31, 2005, our shareholders’ equity was $2,501,460 compared to shareholders’ equity of $2,704,719 at March 31, 2004. This decrease in shareholders’ equity resulted from the our increase in operating expenses during the fiscal year ended March 31, 2005.

Liquidity And Capital Resources

As of December 31, 2005, we had negative working capital of $(1,800,136) consisting of $294,421 in current assets and $2,094,557 current liabilities.

Our assets December 31, 2005 were $4,750,238 compared to total assets of $2,798,019 at March 31, 2005. The difference is due to the increase in cash due to convertible debt financing with Cornell Capital Partners capitalization of $1,400,000 in deferred offering costs, an increase in our deposits by $226,347. At December 31, 2005, our current assets were comprised of cash of approximately $197,024. Our assets, in addition to our current assets, consisted of furniture and fixtures of approximately $111,936, net of depreciation, deposits of approximately $245,100 and net licenses of approximately $2,698,781, which consists of three licenses listed under Other Assets. The three licenses are the AeroTelesis Philippines Inc. license for approximately $1,700,000 and two licenses from Photron Technologies Ltd. to utilize and deploy USM-based products and systems for satellite communication services and wireless telephony service in the Philippines. We paid $500,000 in 2004 for each Photron license, respectively. The two Photron licenses are treated as having a useful life of ten years based upon the agreements we have with Photron which are for ten years with renewal provisions that are not automatic. The useful life of the AeroTelesis Philippines, Inc. license has been set at 15 years which is the term of years remaining on the franchise held by our local partner in the Philippines.

Our total liabilities at December 31, 2005 were $2,132,658 compared to liabilities at March 31, 2005 of $296,559. This is an increase of total liabilities of $1,836,099. The increase in liabilities from the prior year is primarily due to an increase in net liability related to the issuance of the convertible debentures in the amount of $3,000,000 and discounts of $1,185,277.

Total shareholders’ deficit accumulated in the development stage increased from $1,642,274 at March 31, 2005 to $8,029,045 at December 31, 2005. The increase in deficit of $6,386,771 is due primarily to the net loss of $6,386,771 incurred for the nine month period ended December 31, 2005.

On October 18, 2005, we issued 35,000 shares of our common stock at $1.00 per share price as a loan to Nations Mobile Networks, Ltd.

On November 17, 2005, we granted options to employees and consultants to purchase 2,650,000 shares of our stock at $.53 per share (which vested immediately). In addition, we granted options to an employee and a consultant to purchase 200,000 shares of our common stock at $1.00 per share (which vests 100,000 shares on January 6, 2006 and 100,000 shares on January 6, 2007). The fair value of the 1,400,000 options granted to consultants ($916,000) has been included in options expense during the three months ended December 31, 2005.

On November 17, 2005, we allowed the exercise of the 2,650,000 options and forgave the exercise price of the option ($1,404,500) which has been included ($397,500) in legal and professional fees and ($1,007,000) in salaries during the three months ended December 31, 2005.

On November 9, 2005, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, aeroTelesis was to issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $100,000,000. The amount of each cash advance was subject to a maximum advance amount of $1,500,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received 1,000,000 shares of common stock issued as a one-time commitment fee under the Equity Distribution Agreement on November 9, 2005. On November 9, 2005, aeroTelesis entered into a Placement Agent Agreement with Monitor Capital, Inc., a registered broker-dealer. Pursuant to the Placement Agent Agreement, aeroTelesis paid Monitor Capital, Inc. a one-time placement agent fee of 7,143 restricted shares of common stock equal to approximately $10,000 based on the market price of the stock at the time of issuance. On February 8, 2006, aeroTelesis and Cornell Capital Partners agreed that it would be in each of their best interests to terminate the Equity Distribution Agreement. Both parties entered into a Termination Agreement on February 8, 2006, under which each agreed to terminate the Equity Distribution Agreement and all agreements related to the Equity Distribution Agreement.

At March 31, 2005, we had negative working capital of approximately ($287,500) which consisted of current assets of approximately $5,500 and current liabilities of approximately $293,000. Our current assets are composed of approximately $2,000 in cash and accounts receivable of approximately $3,500. Our current liabilities of approximately $293,000 represent accounts payable and accrued expenses of approximately $281,000, related party payable of $8,600 and the current portion of long-term debt of approximately $3,000. Our assets, in addition to our current assets, consist of furniture and fixtures of approximately $76,000, net of depreciation, deposits of approximately $18,000 and its net licenses of approximately $2,700,000 which consists of three licenses listed under Other Assets. The three licenses are the AeroTelesis Philippines Inc. license for approximately $1,700,000 and two licenses from Photron Technologies Ltd. to utilize and deploy USM-based products and systems for satellite communication services and wireless telephony service in the Philippines. We paid $500,000 in 2004 for each Photron license, respectively. The two Photron licenses are treated as having a useful life of ten years based upon the agreements we have with Photron which are for ten years with renewal provisions that are not automatic. The useful life of the AeroTelesis Philippines, Inc. license has been set at 15 years which is the term of years remaining on the franchise held by our local partner in the Philippines. We have long term liabilities of approximately $3,600.

On February 8, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners and Highgate House Funds, Ltd. Prior to entering into the Securities Purchase Agreement, we issued secured convertible debentures to Cornell Capital Partners and Highgate House Funds in the principal aggregate amount equal to $3,000,000 which was funded on July 25, 2005. On February 8, 2006 Highgate House Funds assigned all of its interests in its debentures to Cornell Capital Partners. Pursuant to the Securities Purchase Agreement of February 8, 2006, Cornell Capital Partners provided us an additional $500,000 in secured convertible debentures which was funded on February 8, 2006. The $3,000,000 in secured convertible debentures and the additional $500,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder’s option at a conversion price equal to 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

In connection with the Securities Purchase Agreement we issued Cornell Capital Partners three warrants, each of which is exercisable for a period of five years. The first warrant allows Cornell Capital Partners to purchase 500,000 shares of our common stock at an exercise price of $1.00. The second warrant allows Cornell Capital Partners to purchase 700,000 shares of our common stock at an exercise price of $0.75. The third warrant allows Cornell Capital Partners to purchase 1,000,000 shares of our common stock at an exercise price of $0.50. In addition to the warrants that we issued to Cornell Capital Partners on February 8, 2006, Cornell Capital Partners is also registering 450,000 shares underlying warrants we issued to Cornell Capital Partners on July 25, 2005. Of these warrants 225,000 were assigned to Cornell Capital Partners by Highgate House Funds pursuant to an Assignment Agreement entered into with Cornell Capital Partners on February 8, 2006.

Our ability to generate revenues depends on the ability of Photron to develop a marketable product and on our ability to sell such product in sufficient numbers. Photron has developed only a working prototype and our business model is unproven. If Photron is unable to develop a chipset or goes out of business before it does and we are unable to obtain additional financing, we may be unable to continue as a going concern. In addition, our rights to sell chipsets developed by Photron depend on the enforceability of our license with Photron and the validity of its patents. Further, our ability to exclusively market products based on the technology covered by the Photron license depends on our ability to enforce the intellectual property rights granted under the Photron license, which may require significant expense and could be uncertain.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 is an amendment of Accounting Research Bulletin (“ARB”) No. 43, chapter 4, paragraph 5 that deals with inventory pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and spoilage.

Under previous guidance, paragraph 5 of ARB NO. 43, chapter 4, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards in the financial statements.

The effective date of SFAS No. 123R is the first reporting period beginning after June 15, 2005, and the Company expects to adopt SFAS No. 123R effective July 1, 2005. SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method.

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS No. 123. The Company is currently evaluating the appropriate transition method.

DESCRIPTION OF BUSINESS

Overview

Business Development

aeroTelesis is a start-up, technology-driven communications company dedicated to offering our customers voice, data and video services. Our targeted application markets include fixed and mobile wireless broadband, and satellite communications.

Our core wireless technology platform is a modulation technique known as Ultra Spectral Modulation(TM) (USM) which we license from Photron Technologies, Ltd under certain license agreements. USM is a technology that we believe significantly increases frequency bandwidth efficiency for wireless applications (such as wireless local loop, cellular, satellite, and others) to produce faster data transmission rates and higher data capacity while requiring significantly less frequency spectrum allocation in comparison to other traditional wireless technologies in the market today. We believe the implementation of this USM technology has far reaching implications for the wireless communications industry. We believe USM holds the promise to deliver high quality broadband-like services through far narrower frequency channels than conventional wireless technologies. Through the frequency efficiency provided by USM, we believe we will be able to reduce the cost of deployment for wireless networks and, therefore, allow us to price its services at more cost competitive rates for its USM users. We believe these cost advantages should enable us to capture a share of customers, especially in developing countries where we believe there are lower penetration rates for communication services and price sensitivity is an important factor to reach a critical mass of users. Currently, Photron in developing a chipset which will be used in the commercialization of products which utilize USM technology. It is anticipated the chipset will be completed by the end of the year. Once there is a chipset, we will begin producing products for sale to customers. To date, we have not received any revenues from any USM technology and if Photron is unable to develop a chipset, we may not have a product to sell.

In the future, we will attempt to implement both satellite and terrestrial-based wireless broadband services, using USM technology upon its commercialization which is now in the chipset development stage. It is anticipated that the chipset development process will be completed by the end of 2006. In contrast to traditional wireless technologies that we believe rely on conventional modulation methods and broad frequency spectrum requirements, we believe USM represents an original and fundamental shift in modulation technology which can create a new breed of next generation networks.

Recent Developments

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In July 2004, we executed a Memorandum of Understanding with Mabuhay Satellite Corporation to form a technical cooperation partnership for the development of USM-based broadband satellite services in the Philippines.

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In March 2005, we received from AccelChip confirmation of the development of prototype hardware for the USM technology. Such prototype hardware would first be implemented in Field Programmable Gate Arrays (FPGAs) with an Application Specific Integrated Circuit (ASIC) design to follow later in the year. aeroTelesis also received third party confirmation that successful MATLAB(R) simulations had been completed, demonstrating USM’s ability to transmit 5 Mbps (megabits per second) of data through a narrow frequency channel of just 50 KHz (kilohertz). In March 2005, we announced the formalization of a Memorandum of Understanding with PT Citra Sari Makmur for the development and implementation of USM-enabled satellite communication services for Indonesia.

•
In June 2005, aeroTelesis received third party confirmation of the successful hardware implementation of a unique digital filter design into FPGAs (Field Programmable Gate Arrays) for the breakthrough USM technology.

Business Strategy

Satellite And Terrestrial Wireless Broadband Networks

Our long term strategy and objective is to become a leading service and technology provider, facilitating the wireless industry’s transition to next generation wireless broadband networks and fulfilling the promise for high speed voice, data and video applications. Assuming the successful, future commercialization of the USM technology, targeted for 2007, aeroTelesis intends to implement this unique technology for satellite and terrestrial wireless broadband services in the international markets.

Satellite Communication Services

For satellite communication services, aeroTelesis, through its wholly owned subsidiary Aerotelesis Satellite Networks Inc. (formerly known as AeroSat, Inc.), a Delaware corporation, intends to establish international partnerships, initially in Southeast Asia and other developing country markets, for the deployment of the USM technology. In these target markets, we intend to implement the USM technology in the satellite systems belonging to its strategic partners, using their satellite infrastructure as well as licenses/frequency rights that have been granted by their respective government authorities.

Although prices and profit margins have fallen in certain sectors of the industry, there are several trends that we believe indicate further growth for the satellite market over the coming years, including:

•	HDTV and the opening of new and competitive consumer video markets around the world

•	Continued strength in government and military spending

•	Revival of satellite manufacturing orders

•	Increase in broadband connectivity to homes/offices

•	Expansion of mobile broadband services for “communications on the move”

•	Consumer oriented satellite services (e.g., satellite radio)

•	Broadband connectivity to aircrafts

We believe there are opportunities to provide high-speed satellite links, especially with the use of USM. We believe that the demand for satellite communication products may increase as a result of the following factors:

•	World-wide demand for communications services in general, and broadband data and video networks in particular;

•	Improving cost-effectiveness of satellite communications for many uses;

•	Recent technological advancements which broaden applications for and increase the capacity and efficiency of satellite based networks; and,

•	Global deregulation and privatization of government-owned telecommunications carriers.

We believe that today, video services are moving to the forefront of attention in the satellite services industry and will continue to be a significant revenue producer for the industry. At one time, experts believed that the broadband data services market would have the most growth potential, but we believe that HDTV is likely to dominate future capacity trends. We believe the movement to HDTV will provide a wide spectrum of new growth opportunities for the broadcast and cable contribution and distribution markets as well as DTH video services. We believe that the USM technology can play an important role in this arena. In particular, we believe that the USM technology could make HDTV viable on a larger and more economical scale. We believe that HDTV is currently limited by the lack of bandwidth on conventional transponders.

Satellite systems, in general, are comprised of an earth-orbiting satellite which has several transponders. Satellite transponders function as a receiver, amplifier and transmitter of microwave signals from and back to earth. A conventional transponder can typically provide several analog channels, 6 to 8 standard-definition digital TV channels, and 2 high-definition (HDTV) channels.

We believe the USM technology can potentially be developed and integrated into existing satellite network infrastructure to provide numerous additional channels per transponder enabling current service providers to reduce total per transponder costs by a substantial factor and, therefore, would enable satellite operators to offer a greater variety of programming and services to customers at more competitive prices.

Commercial communications satellites are used for a variety of global communications applications, either as a substitute for or as a complement to the capabilities of terrestrial networks, including land and submarine fiber optic networks. With the potential for lower underlying costs using USM technology, we believe satellite service providers will be able to provide fiber-optic-like capacity at very competitive rates. As such, the Company’s focus will be the following service segments among others:

•	Fixed Satellite Services

Service providers in the fixed satellite services sector provide communications links between fixed points on the earth’s surface. These services include the provision of satellite capacity between two fixed points, referred to as point-to-point services, and the simultaneous provision of satellite capacity from one fixed point to multiple fixed points, referred to as point-to-multipoint services. Point-to-point applications include telephony, video contribution and data transmission, such as Internet backbone connectivity. Point-to-multipoint applications include broadcast television and corporate networks. In conjunction with in-country strategic partners in our target markets, we expect to deploy USM technology for use in fixed satellite services in order to provide significantly increased capacity to telephone and Internet service providers, broadcast TV networks and corporate networks.

•	Direct Broadcast Satellite (DBS)/Direct-To-Home Services (DTH)

Direct broadcast services (DBS), or direct-to-home (DTH) services, broadcast a television signal directly to consumers’ homes and permit a high-quality broadcast of a large number of channels. Due to the point-to-multipoint capabilities of satellite, we believe DBS has a competitive advantage in areas that do not have access to digital cable or high-quality terrestrial infrastructure. We plan to deploy USM technology, in conjunction with strategic partners in our target markets, in order to significantly increase satellite capacity to providers of DBS services as well as distributors of DTH programming.

•	Broadband Services

We believe broadband satellite services can provide the much needed “last-mile”, high-speed Internet access to customers in areas unserved or underserved by terrestrial alternatives, such as digital subscriber line (DSL) and cable. We believe that next generation broadband satellite service providers are expected to create demand in the market through, among other things, the introduction of less expensive consumer hardware and new broadcast services (with the use of new spectrum, including the Ka-band frequencies) which aim to make transmissions cheaper and faster. We believe satellite operators today still face many technical and economic hurdles in effectively competing with DSL and cable, but nevertheless continue to push forward with broadband initiatives, an indication of their intent to increase their portfolio beyond broadcast TV services and into broadband Internet and voice services. In conjunction with strategic partners in our target markets, we believe USM technology may provide consumers and enterprises broadband access through satellites at an affordable price and thereby stimulate demand for broadband satellite services.

Satellite Partnerships: To date, we have established the following international partnerships for the future deployment of USM-based satellite services that intend to deliver voice, data & video applications to the consumer markets:

Country	International Partner
Philippines	Mabuhay Satellite Corporation
Indonesia	PT Citra Sari Makmur

In July 2004, we announced the signing of a Memorandum of Understanding to form a technical cooperation partnership with Mabuhay Satellite Corporation, the national satellite company of the Philippines and a subsidiary of the country’s national telephone company, Philippine Long Distance Telephone Company or PLDTC. The strategic partnership will focus on the implementation of the USM technology into Mabuhay’s existing satellite communications network to establish new, cost effective broadband services for the Philippines market as well as to engage in other communication activities. We believe that USM has the ability to achieve fast data transmission rates and spectral efficiency, that we intend to use to develop enhanced satellite services for the following applications in Mabuhay’s satellite network:

•	Broadband services for content distribution

•	Capacity increase in satellite transponders

•	Backhaul services

•	Satellite-based IP services

In March 2005, we announced the signing of a Memorandum of Understanding to establish a strategic partnership with PT Citra Sari Makmur in Indonesia for the development of USM broadband data and multimedia satellite services. Through the partnership, we plan to integrate the USM technology into CSM’s existing satellite network services as well as create what we believe will be a new, cost effective broadband wireless solutions for the country, including but not limited to the following:

•	Broadband satellite data services for CSM’s existing enterprise clients

•	Direct-to-home satellite ISP services for consumers

•	Other multimedia applications

Terrestrial Wireless Voice And Data Network Services

For terrestrial wireless networks, aeroTelesis aims to become a low-cost provider of high-quality wireless services. We are primarily focused on deploying the USM technology in new terrestrial wireless broadband voice and data networks in developing markets where there is significant opportunity for what we believe to be rapid growth due to low mobile penetration and substantial demand for basic voice telephony services. In such markets, which include Southeast Asia, Latin America, and select regions in the Middle East and Africa, USM aims to provide what we believe will be a technology “leap-frog” to an advanced generation of wireless services for these territories. More importantly, we believe that USM would provide for advantages, such as:

•	Increasing voice and data capacity significantly with less network infrastructure

•	Being able to deploy high-speed data and voice services using lower level frequencies which provide for greater signal propagation and more efficient network design

•	Reducing capital expenditure for the implementation of a “greenfield” (brand new) network

We believe that these and other technical advantages created by the spectral efficiency of USM would enable us (and other network operators utilizing USM) to operate with what we believe will be a lower cost base, leading to what we believe to be a more attractive pricing to potential customers. We believe the potential cost-reducing benefits provided by USM would be attractive to the price-sensitive, “second-tier” consumers who may represent a major market segment of developing countries. We believe the value proposition of USM for terrestrial wireless applications would be its ability to provide subscribers with high network quality and premium services which are more competitively priced than what is currently offered by existing wireless technologies.

While the mobile telephone industry is well-established in the developed world, the mobile telephone industry in the developing world is still in its infancy. aeroTelesis believes that mobile telephony will grow rapidly in developing countries because of the poor quality of existing wire-line service, the unsatisfied demand for basic telephone service and the increasing demand from users who want the convenience of mobile telephones. We believe that in some countries, the mobile telephone network provides significantly improved access to the local and international wire-line network compared with the existing wire-line service. We also believe that developing countries may be expected to benefit both from better technology and lower equipment costs than those at comparable stages of market development in developed countries. We believe that penetration rates (the number of subscribers per 100 people) are substantially lower in developing countries than in developed countries. aeroTelesis believes that its target markets offer higher growth potential because of these situations.

We cannot assure you, however, that the USM technology will be successfully deployed in new and existing wireless voice and data networks in the aforementioned countries and timeframe, nor can we assure you that USM will become a standard in either emerging or developed economies. We also cannot assure you of the successful and timely development of USM mobile products, nor can we assure you that we will be able to generate significant revenue from the application of USM technology to the mobile communications business in general.

USM Technology Overview

Our core wireless technology platform is a modulation technology known as Ultra Spectral Modulation (USM(TM)) which we license from its owner, Photron Technologies Ltd under certain licensing and manufacturing agreements. We believe that USM is designed to substantially increase bandwidth efficiency, whereby high-speed data transmission rates can be achieved through narrow channels of bandwidth with low power consumption. We believe USM is distinct and unrelated to existing modulations standards, including those of GSM and CDMA.

We believe that in contrast to other traditional wireless technologies that rely on conventional modulation methods and broad frequency spectrum requirements, USM represents an original and fundamental shift for wireless technology and the communications industry. We believe that USM can create a new breed of next generation networks defined and characterized by superior frequency bandwidth efficiency, delivering ultra high speed data rates and enhanced data capacity through narrow frequency channels.

We believe the value proposition of USM is to achieve optimal broadband-like services utilizing a narrow frequency spectrum. Currently, USM is in the development stages of its chipset. It is anticipated that the chipset development will be completed by the end of 2006. The USM technology is not an upgrade or an incremental improvement to existing modulation methods. Our technology is used for the transmission of wireless communications. We believe that the technology can maximize speed and data throughput that other existing wireless technologies cannot deliver. Specifically, it is designed to increase spectral efficiencies in wireless applications and we believe it will provide high-speed and high-capacity networks at substantially lower costs, relative to existing broadband wireless technologies.

Upon commercialization, we believe USM will enable voice, data and video services to be delivered through narrow frequency channels of 50 kilohertz (KHz) in bandwidth for wireless broadband-like services.

There are no assurances that the USM technology will be successfully commercialized in satellite and terrestrial wireless communications applications, nor can we assure you that USM will gain the market acceptance required to generate significant revenue for our business.

USM Technology Licenses

Through our acquisition of Aerotelesis Philippines Inc. in October 2003, aeroTelesis acquired the rights to deploy USM technology in the Philippines for wireless telecommunications services (such as wireless local loop and mobile cellular networks). As a former wholly-owned subsidiary of Nations, the initial exclusive licensee of USM, ATP had been assigned the rights to deploy USM technology in the Philippines.

Furthermore, it was negotiated in the acquisition of Aerotelesis Philippines that aeroTelesis would be given the right of first refusal to make additional acquisitions of telecommunication licenses and/or operations from Nations for the following regions: Southeast Asia, South and Central America, and the Middle East. Any future acquisition would also include the right to utilize and deploy USM technology in any country that is directly related to the acquisition.

Subsequently in February 2004, aeroTelesis entered into a License Agreement with the developer and manufacturer of the USM technology, Photron Technologies Ltd.

Pursuant to the terms and conditions of the License Agreement, aeroTelesis was granted a license to utilize and deploy USM technology for use in wireless telecommunication services (applicable to all international markets without restrictions), such as wireless local loop and mobile cellular networks. It was agreed that the license to utilize and deploy the USM technology for these types of wireless telephony services would be exclusive to aeroTelesis and Nations.

Such exclusivity is applicable on a country-by-country basis for each country that aeroTelesis enters and is able to secure the necessary government licenses and rights to deploy wireless telephony services. Upon demonstrating the license rights to Photron, aeroTelesis is obligated to make an entry payment to Photron in order to confirm the exclusive USM rights for such country.

The License Agreement also provided for Photron to exclusively develop and manufacture USM-based satellite network products and systems for aeroTelesis.

Such rights are applicable on a country-by-country basis for each country which aeroTelesis enters, provided it secures the necessary licenses and government rights to deploy satellite communication services in the target country and it makes an entry payment to Photron to confirm the exclusive USM rights for such country.

The term of the License Agreement is for a period of ten (10) years and may be renewed for successive five (5) year terms, subject to terms and conditions that may be changed if necessary or appropriate, upon the mutual agreement of the parties at the commencement of each new five year term.

In view of the semi-exclusive licensing relationship (for the use of USM in wireless telephony services) that aeroTelesis shares only with Nations, aeroTelesis and Nations entered into a Non Conflict and Cooperation Agreement in March 2004. Through the Non Conflict and Cooperation Agreement, the following principles were established:

•
Nations reaffirmed its granting of a right of first refusal to aeroTelesis to acquire from Nations any wireless network, operation and/or license that Nations is able to secure or establish in Southeast Asia, South and Central America and the Middle East;

•
However, if aeroTelesis declines to acquire the operation or license, then Nations may offer aeroTelesis the opportunity to participate as a minority partner at a percentage to be negotiated at that time;

•	aeroTelesis has the same rights to USM technology for the aforementioned territories and can seek to establish strategic partnerships in these territories without being in conflict with Nations;

•
If Nations is able to identify and/or secure wireless telecommunication opportunities in other international territories and can establish a wireless network license to implement services, it may invite aeroTelesis to participate as either the lead or co-developer of the wireless operation; and

•
As aeroTelesis has exclusive license rights from Photron for the deployment of USM-based products and systems for use in satellite network services on a country-by-country basis for each country that aeroTelesis secures, Nations can introduce satellite-related opportunities to aeroTelesis; and if a country license or satellite operation can be secured by aeroTelesis, then Nations will be compensated with a participation fee to be negotiated at that time.

USM Technology Cooperation And Development

In conjunction with the License Agreement, aeroTelesis and Photron have also established a Technology Cooperation and Development Agreement. The primary focus of the Technology Cooperation and Development Agreement is technology cooperation and development for USM products and systems that aeroTelesis intends to deploy in its target markets under its license from Photron. As each party has its own areas of expertise, aeroTelesis and Photron will work in cooperation and collaboration, as necessary and subject to the specifications and requirements that aeroTelesis needs for its wireless networks, to maximize their skills for the development of future generations of wireless products and systems based on USM.

Other principles established in the Technology Cooperation and Development Agreement are as follows:

•
As necessary and appropriate, aeroTelesis will participate in technical discussions and offer its suggestions and views on the commercial development of USM technology for aeroTelesis’ networks. Photron will also encourage and/or request aeroTelesis’ participation as and when it deems it to be appropriate.

•
The areas for technical cooperation and development will include but not be limited to the following: (a) product definition and design; (b) systems integration; (c) identification of new applications and upgrading existing applications; and, (d) identification of new partnerships with other wireless technology companies.

Target Markets And Customers

International Deployment Of USM With A Focus On Developing Markets

While we believe that our products and services may potentially be deployed and implemented throughout the world, we intend to initially focus on emerging economies in Southeast Asia. Our business strategy hinges on initially focusing on target markets in developing countries where we believe our value proposition would be more significant instead of markets and countries where a significant amount of capital has been committed to network expansion based on incumbent technology. We are currently focused on providing the USM technology for use in satellite and terrestrial wireless services in the Philippines and in Indonesia.

Sales And Marketing

We are planning to deploy our USM-based wireless services in partnership with satellite service providers, potentially sub-licensing USM to a satellite operator, and launching new terrestrial wireless voice and data networks jointly with local partners. We believe we may generate revenues via either a royalty/license fees or revenue/profit sharing agreements.

We intend to develop strategic relationships with major satellite and mobile wireless service providers in Asia and other developing country territories to jointly deploy next generation network services with the USM technology. We intend to deploy our products and services on either a regional or worldwide basis with such partners and intend to leverage their highly trained technical support teams in order to provide support to customers who utilize our services.

We cannot assure you, however, that we will be successful in deploying our products or services on either a regional or worldwide basis with our partners and through their relationships.

Competition

We intend to compete in the satellite and terrestrial wireless communications services market, providing solutions for the transmission of voice, data, and video traffic across traditional and IP-based networks.

As we expand into our target markets, we will face competition from both existing and new competitors, including existing companies with strong technological, marketing and sales positions in those markets.

Our principal competitors within our currently targeted markets include the following:

Satellite Equipment And Services

Equipment: Hughes Network Systems, Gilat Satellite Networks Ltd., and ViaSat, Inc., among others, each of which offers a broad range of satellite communications products and services.

Services: Global competitors in the satellite services industry include PanAmSat, Intelsat, SES Global, and New Skies Satellites N.V. Regional competitors in Asia and Latin America include Asia Satellite Telecommunications Company Limited (AsiaSat) and Satelites Mexicanos, S.A. de C.V. (SatMex), among other satellite service providers established by the governments of many of the countries in the region.

Terrestrial Wireless Equipment And Services

Equipment: Global competitors include major technology developers, such as Qualcomm; major semiconductor companies, such as Texas Instruments, STMicroelectronics, VIA Telecom, NEC, Infineon and Philips; as well as major telecommunication equipment companies such as Motorola, Nokia, Ericsson and Matsushita. Additionally, many handset and base station manufacturers in Asia such as Samsung and UT Starcom present competition to the Company. The Company also faces competition from companies offering broadband wireless access technologies, such as: Airspan Networks Inc. and Alvarion Ltd.

Services: Competitors include mobile carriers in the developing economies, including UT Starcom-affiliated Xiaolingtong network, Millicom Inc.’s network of local partners in Asia and Latin America, and incumbent carriers in the emerging economies among others.

In partnership with local satellite service providers, we believe we can compete with certain services and products offered by providers of terrestrial fiber optic networks, both on land and under water. Although we compete with land-based and submarine fiber optic network providers for the transmission of video, voice and data, we believe that satellites have certain distinct advantages over fiber optic cables in both developed and underdeveloped areas of the world. In developed areas, satellite service providers enjoy a significant competitive advantage over fiber optic cables because satellites provide point-to-multipoint broadcasting services and the ability to bypass shared and congested terrestrial links, thereby enhancing network performance.

We believe that the disadvantages of using satellites versus fiber optic cables include:

•	Satellites are prone to electromagnetic and other physical and environmental interference, including attenuation due to heavy rain;

•	the inherent latency of the communication caused by the long distance a satellite signal has to travel while in transmission; and,

•
security and privacy issues as satellite communications that are intended for only one destination are broadcast so that an entire region can receive them and can potentially be intercepted by an unintended party. Digital encryption of satellite data has been able to address this concern to a certain extent.

Government Regulation

International Regulations For Wireless Services

The international communications environment is highly regulated. As we expect to provide satellite and mobile communication services in conjunction with local partners in our target markets, we will likely be subject to the regulatory authority within those markets, including, but not limited to, the U.S. government (primarily the FCC) and the national communications authorities of the countries in which our local partners and we operate. The laws and regulatory requirements relating to satellite communications and other wireless communications systems vary from country to country. Some countries have substantially deregulated satellite communications and other wireless communications, while other countries maintain strict and often burdensome regulations. The procedure to obtain these regulatory approvals can be time-consuming and costly, and the terms of the approvals vary for different countries. In addition, in some countries there may be restrictions on the ability to interconnect satellite communications with ground-based communications systems.

In addition, some of our products are incorporated into wireless communications systems that are subject to regulation domestically by the FCC and internationally by other government agencies. Regulatory changes, including changes in the allocation of available frequency spectrum and in the commercial and military standards which define the current networking environment, could materially adversely affect our operations by restricting development efforts by our customers, making current products obsolete or increasing the opportunity for additional competition. Changes in, or our failure to provide products in compliance with, applicable regulations could materially harm our business. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for these products, generally following extensive investigation and deliberation over competing technologies. The delays inherent in this government approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communication systems by our partners, which in turn may have a material adverse effect on the sale of our products to the customers.

Regulations In The United States

In the United States, we are subject to varying degrees of federal, state and local regulation and licensing, including that of the Federal Communications Commission (FCC). At each of these levels, there are significant regulations imposed on the provision of telecommunications services in our business.

We cannot assure you that the applicable U.S. regulatory agencies will grant required authority or refrain from taking action against us if we are found to have provided services without obtaining the necessary authorizations. If authority is not obtained or if our pricing and/or terms or conditions of service are not filed or are not updated, or otherwise do not fully comply with the rules of these agencies, third parties or regulators could challenge these actions and we could be subject to forfeiture of our license, penalties, fines, fees and costs.

Trademarks

We have filed for several trademarks, all of which are of material importance to us. The following trademarks are filed with the United States Patent Trademark Office and are currently in the registration process:

1. aeroTelesis, Inc.

2. Beyond Wireless Boundaries

3. aeroOffice

4. Mabuhay Minutes

5. Pure Voices. Pure Moments

The telecommunications markets have been characterized by substantial litigation regarding patent and other intellectual property rights. Litigation, which could result in substantial cost to and diversion of our efforts, may be necessary to enforce trademarks issued to us or to determine the enforceability, scope and validity of the proprietary rights of others. Adverse determinations in any litigation or interference proceeding could subject us to costs related to changing names and a loss of established brand recognition.

Employees And Consultants

As of February 23, 2006, we have six (6) employees with the following breakdown: one (1) in finance and corporate administration; one (1) in network operations and marketing; one (1) in corporate communications and investor relations; one (1) administrative assistant; and two (2) in graphics design.

We also have seven (7) consultants with the following breakdown: three (3) in corporate finance; one (1) in IT operations; one (1) in technical operations; one (1) in corporate relations.

It has been our policy to initially engage the services of consultants for a period of three (3) to six (6) months probation prior to extending an offer for a full-time employment position. We expect that many, if not all, of these consultants will transition into our employees in the coming months.

We are continuing to build our management team but at a measured pace in order to limit corporate overhead.

None of our employees are covered by a collective bargaining agreement and we have never experienced any strike or work stoppage.

MANAGEMENT

Officers And Directors

The following table sets forth the names and positions of our executive officers and directors. Our directors are elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by an employment contract.

As of February 23, 2006, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of their terms are as follows:

Name of Director/Executive Officer	Age	Position	Period Served
Joseph Gutierrez	50	President, Chief Financial Officer, Principal Accounting Officer and Director	October 1, 2002 to present
Maral Ajemian	45	Director	February 1, 2005 to present

Below are the biographies of each of our officers and directors as of February 23, 2006.

Mr. Joseph Gutierrez

Mr. Gutierrez has served as our President, CFO and a Director since 2002. Mr. Gutierrez is also responsible for coordinating, maintaining, supervising all international business activities in Latin American countries, which includes direct interfacing with local representatives and governmental agencies. Mr. Gutierrez has an extensive background in technology-based public entities, as well as management and consolidated accounting reporting for international corporations. He received his Masters in Business Taxation from Golden Gate University and his Bachelor of Science in Business Administration-Accounting/Finance from the California State University at Northridge.

From 1999 to 2002, Mr. Gutierrez served as CFO of WebCapital Ventures, with operations in Florida and California.

Ms. Maral Ajemian

Ms. Ajemian is a certified public accountant for the firm of Cooper, Moss, Resnick & Klein, LLP in Encino, California, where she is presently a manager. Ms. Ajemian has worked at Cooper, Moss, Resnick & Klein since 1999. Prior to her tenure at Cooper, Moss, she was a partner at Klein, Schneider & Company, also in Encino, California. Ms. Ajemian’s area of expertise is in tax issues and she represents clients before the Internal Revenue Service. Ms. Ajemian became a CPA in 1986 and has worked as a CPA since that time. Ms. Ajemian graduated from California State University Northridge with a degree in accounting and became a CPA in 1985.

Family Relationships

There are no family relationships among the directors or executive officers of aeroTelesis.

Involvement In Certain Legal Proceedings

None of our officers, directors, promoters or control persons have been involved in the past five years in any of the following:

(1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

(2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

(4) Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee And Financial Expert

We do not have an audit committee at the present time. We anticipate setting up such a committee in the near future.

Code Of Ethics

We adopted a Code of Ethics in June, 2004, that applies to all of our officers, directors and employees. This Code of Ethics was filed as an exhibit to our Form 10-KSB filed on March 31, 2005.

Executive Compensation

The following table sets forth, for the fiscal year ended March 31, 2005, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus exceeded $100,000, for each of the years indicated, with respect to services rendered by such persons to aeroTelesis and its subsidiaries.

SUMMARY COMPENSATION TABLE

		ANNUAL COMPENSATION				LONG-TERM COMPENSATION
						AWARDS	PAYOUTS
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMPENSATION ($)	RESTRICTED STOCK AWARD(S) ($)	SECURITIES UNDERLYING OPTIONS/SARS (#)	LTIP PAYOUTS ($)	ALL OTHER COMPENSATION ($)

Joseph Gutierrez	2005	$72,000	0	0	0	800,000(1)	0	0
President, Chief Financial Officer	2004	$72,000	0	0	0	550,000	0	0
And Principal Accounting Officer	2003	$42,000	0	0	0	550,000	0	0

_________________

(1)
Mr. Gutierrez has received options to purchase 300,000 Common Shares at $0.02 per share that became exercisable in March, 2005. He also received options to purchase 250,000 Common Shares at $2.00 per share that begin to vest in 2006. He was also granted options to purchase 250,000 shares at $1.00 per share in April, 2005, which vested on June 1, 2005. Mr. Gutierrez exercised 300,000 options at an option price of $.02 in July, 2005.

The following table sets forth information concerning individual grants of stock options in 2005 to the Named Executive Officers:

OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

NAME	NUMBER OF SECURITIES UNDERLYING OPTIONS/SARS GRANTED (#) (2)	% TOTAL OPTIONS/SARS GRANTED TO EMPLOYEES IN FISCAL YEAR (_)	EXERCISE OR BASE PRICE ($/SH)	EXPIRATION DATE (_)
Joseph Gutierrez	800,000	64.7%	0.94	4/28/2014

AGGREGATED FISCAL YEAR-END OPTION VALUES

	NUMBER OF UNEXERCISED OPTIONS AT FISCAL YEAR END 3-31-05		VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS AT FISCAL YEAR END (1)

NAME	EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Joseph Gutierrez	800,000	250,000	$841,500	$362,500
____________

(1)	Based on a market value of $2.45 per Common Share on March 31, 2005.

Compensation Of Directors

The Directors do not receive or accrue any compensation for their services as a Director, including committee participation and/or special assignments, except Ms. Ajemian received unvested options to purchase 100,000 shares of our common stock that will vest in April, 2006.

Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meeting of the Board of Directors.

We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers except as described above.

We have no compensatory plan or arrangements, including payments to be received from aeroTelesis, with respect to any executive officer or director, where such plan or arrangement would result in any compensation or remuneration being paid resulting from the resignation, retirement or any other termination of such executive officer’s employment or from a change-in-control of aeroTelesis or a change in such executive officer’s responsibilities following a change in control and the amount, including all periodic payments or installments where the value of such compensation or remuneration exceeds $100,000 per executive officer.

Employment Agreements

We have no written employment agreements but we may execute such agreements with key executives in the future.

Compensation Pursuant To Plans

Under our 2003 Option Plan we have issued 5,000,000 options. No other options are available under this Plan. We have also reserved for issuance a total of 7,000,000 shares of our common stock for issuance of the 2004 Option Plan.

DESCRIPTION OF PROPERTY

Our principal office is located at 11150 W. Olympic Blvd., Suite 860, Los Angeles, California, 90064. The property is a suite of approximately 3,050 square feet. The property is leased from an unaffiliated third party and the lease expires December 15, 2008. The monthly lease payments are $6,400. This office space is sufficient for our operations for the immediate future.

We maintain tenant fire and casualty insurance on our leased property in an amount deemed adequate by management.

LEGAL PROCEEDINGS

aeroTelesis vs. Jagan Narayanan. The Company filed suit in Los Angeles County against its former CEO and Director, Jagan Narayanan, on January 13, 2005, alleging breach of contract, fraud, breach if fiduciary duty and seeking equitable relief in the form of a declaratory judgment that the Company owes him no salary or any stock options. The Los Angeles County case was Case No. AC084087, filed in Los Angeles Superior Court in Santa Monica, California.

Mr. Narayanan has filed a lawsuit against the Company in Alameda County, in Northern California. Mr. Narayanan’s case seeks damages and penalties of $70,000 for unpaid wages and seeks specific performance for the sale of shares pursuant to a stock option. Consolidation of the matters was sought and the court ruled in late May 2005 that venue was proper in Alameda County (where the defendant lives) so the Company’s case has been transferred there. The Alameda County Case is No. HG05-199556 and was filed on February 19, 2005. Trial in this matter has not yet been scheduled.

Neil Sloane v. aeroTelsis and William H.B. Chan. Los Angeles Superior Court Case No. BC337219. Plaintiff Neil Sloane is seeking damages of $135,000 and has alleged causes of action for declaratory and injunctive relief, conversion, conspiracy and negligence against AeroTelsis, Inc., and William H.B. Chan, contending that aeroTelsis, Inc., has refused to acknowledge Plaintiffs alleged ownership of 60,000 shares of stock in the Company and that William H.B. Chan has converted Plaintiff’s 60,000 shares to Chan’s personal possession for his personal benefit. aeroTelesis, Inc., has denied any wrongdoing. Trial in this mater is scheduled for April 24, 2006.

PRINCIPAL STOCKHOLDERS

Security Ownership Of Certain Beneficial Owners And Management

The table below sets forth information with respect to the beneficial ownership of our common stock as of February 23, 2006 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
	Nations Mobile Networks, Ltd. 6 Battery Road 31st Floor Singapore 049909	77,543,807	87.72%
	TOTAL:	77,543,807	87.72%

SECURITY OWNERSHIP OF MANAGEMENT
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
	Joseph Gutierrez*(1) 1554 S Sepulveda Blvd. #118 Los Angeles, CA 90025	550,000	0.62%
	Maral Ajemian*(1)(2) 1554 S Sepulveda Blvd. #118 Los Angeles, CA 90025	29,718	0.033%
	All directors and executive officers as a group (3 persons)	708,918	0.65%

(1)
Applicable percentage of ownership is based on 88,397,794 shares of common stock outstanding as of February 23, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of February 23, 2006 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)
Maral Ajemian, a director of the Company, is the sister of Jhano Ajemian, an officer and director of Nations Mobile Networks, Ltd. which is the majority shareholder of aeroTelesis. Ms. Ajemian disclaims any beneficial or direct ownership interest in the shares owned by Nations Mobile.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the past two years, we have entered into two transactions with a value in excess of $60,000 with an officer, director or beneficial owner of 5% or more of our common stock, or with a member of the immediate family of any of the foregoing named persons or entities, as follows:

In October, 2003, we entered into a Loan Agreement with its majority shareholder, Nations Mobile Networks, Ltd. whereby Nations agreed to provide a line of credit of $1,000,000 to aeroTelesis. The line of credit was for a one year term at a rate of seven percent (7%) interest. We also agreed to issue warrants at $1 per share through December 31, 2004 to Nations which Nations could exercise on a quarterly basis and which would result in the debt we owe to Nations being reduced by the amount of warrants exercised. An amendment to the Loan Agreement with Nations was entered into by and between aeroTelesis and Nations during the fourth quarter of 2004 which amended the warrant exercise price from $1 to $3.25 while the remaining terms of the Loan Agreement remained unchanged. For the year ended March 31, 2004, Nations exercised 613,791 warrants, satisfying our debt to Nations as of March 31, 2004. For the three quarters ended December 31, 2004, Nations exercised an additional 390,761 warrants at $1, satisfying the debt of $390,761 we owed to Nations. During the fourth quarter ended March 31, 2005, Nations exercised 26,937 warrants at $3.25, allowing us to satisfy our debt of $87,546 owed to Nations. For the year ended March 31, 2005, Nations exercised 417,698 warrants in satisfaction of $478,307 we owed Nations for that period. Management believes that the terms and conditions of the Loan Agreement with Nations are fair and reasonable and in our best interests and our shareholders. In March, 2004, we entered into a Non-Conflict and Cooperation Agreement with Nations which provides for, among other things, our use of the USM Technology in advanced wireless telecommunications services and provides guidelines for the use of those services in various regions of the world. This agreement expands upon the rights acquired by us in connection with Nations acquisition of controlling interest in aeroTelesis in October, 2003. As part of that transaction, we acquired from Nations the right to utilize and deploy the USM technology for wireless telephony services in the Philippines. Management believes that the terms and conditions of both the Cooperation Agreement and the Agreement and Plan of Reorganization are fair and reasonable and in our best interests and those of our shareholders.

Maral Ajemian, a director of aeroTelesis, is the sister of Jhano Ajemian, an officer and director of Nations Mobile Networks, Ltd., which is the majority shareholder of aeroTelesis. Ms. Ajemian disclaims any beneficial or direct ownership interest in the shares owned by Nations Mobile Networks, Ltd.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S
COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

(a) Market Information

In July, 2003, our common stock began trading on the “pink sheets” and was subsequently listed on the Over the Counter Bulletin Board in September, 2003 under the symbol “PCRR”. After our name change became effective, our common stock traded under “AOTS” and currently trades under the symbol “AOTL”.

The following table sets forth the high and low bid prices for our common stock for the periods indicated as reported by the NASDAQ Over-the-Counter Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

YEAR 2003	High Bid	Low Bid
April 1 thru Quarter Ended June 30	None	None
July 1 thru September 19	$1.00	$0.10
September 22 thru Quarter Ended September 30 (after a 2 for 1 split)	1.90	0.80
Quarter Ended December 31	5.30	1.00

YEAR 2004	High Bid	Low Bid
Quarter Ended March 31	$7.60	$4.50
Quarter Ended June 30 (after a 2% stock dividend)	7.00	4.35
Quarter Ended September 30	6.50	2.90
Quarter Ended December 31	7.75	3.00

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31	$3.80	$2.10
Quarter Ended June 30	2.82	1.03
Quarter Ended August 10	1.70	1.25

(b) Holders Of Common Stock

As of February 23, 2006, we had approximately 636 shareholders of our common stock and 88,397,794 shares of our common stock were issued and outstanding.

(c) Dividend

In May 2004, we approved a two percent (2%) stock dividend on our common stock. The dividend was issued June 16, 2004. There are no restrictions on the common stock or otherwise that limit the ability of us to pay cash dividends if declared by the Board of Directors. The holders of common stock are entitled to receive dividends if and when declared by the Board of Directors, out of funds legally available therefore and to share pro-rata in any distribution to the shareholders. Generally, we are not able to pay dividends if after payment of the dividends, we would be unable to pay our liabilities as they become due or if the value of our assets, after payment of the liabilities, is less than the aggregate of our liabilities and stated capital of all classes. We do not anticipate declaring or paying any cash dividends in the foreseeable future.

(d) Equity Compensation Plan

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	2,230,000	$1.52	9,170,000
Equity compensation plans not approved by equity holders	0	N/A	0
Total	2,230,000	$1.52	9,170,000

DESCRIPTION OF SECURITIES

General

Our Articles of Incorporation authorize the issuance of 200,000,000 shares of common stock, $0.00008 par value per share. As of February 23, 2006, there were 88,397,794 outstanding shares of common stock. We are authorized to issue 2,000,000 shares of preferred stock but to date we have not issued any shares of preferred stock. Set forth below is a description of certain provisions relating to our capital stock. For additional information regarding our stock, please refer to our Articles of Incorporation and By-Laws.

Common Stock

Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

Preferred Stock

We have 2,000,000 authorized shares of preferred stock with a par value of $0.0001 per share, issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. As of February 23, 2006, none of our preferred shares were outstanding.

Secured Convertible Debentures

On February 8, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners and Highgate House Funds, Ltd. Prior to entering into the Securities Purchase Agreement, we issued secured convertible debentures to Cornell Capital Partners and Highgate House Funds in the principal aggregate amount equal to $3,000,000 which was funded on July 25, 2005. On February 8, 2006 Highgate House Funds assigned all of its interests in its debentures to Cornell Capital Partners. Pursuant to the Securities Purchase Agreement of February 8, 2006, Cornell Capital Partners provided us an additional $500,000 in secured convertible debentures which was funded on February 8, 2006. The $3,000,000 in secured convertible debentures and the additional $500,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder’s option at a conversion price equal to 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

Warrants

In connection with the Securities Purchase Agreement we issued Cornell Capital Partners three warrants, each of which is exercisable for a period of five years. The first warrant allows Cornell Capital Partners to purchase 500,000 shares of our common stock at an exercise price of $1.00. The second warrant allows Cornell Capital Partners to purchase 700,000 shares of our common stock at an exercise price of $0.75. The third warrant allows Cornell Capital Partners to purchase 1,000,000 shares of our common stock at an exercise price of $0.50. In addition to the warrants that we issued to Cornell Capital Partners on February 8, 2006, Cornell Capital Partners is also registering 450,000 shares underlying warrants we issued to Cornell Capital Partners on July 25, 2005. Of these warrants 225,000 were assigned to Cornell Capital Partners by Highgate House Funds pursuant to an Assignment Agreement entered into with Cornell Capital Partners on February 8, 2006.

Limitation Of Liability: Indemnification

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of, from, and against certain claims arising from or related to future acts or omissions as a director or officer of aeroTelesis. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of aeroTelesis pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of aeroTelesis that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with aeroTelesis’ Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of aeroTelesis by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 20, 2005, our certifying accountant, Clyde Bailey, PC, resigned due to health and other reasons. On June 20, 2005, Killman, Murrell & Company P.C. was appointed to serve as our certifying accountant. Clyde Bailey’s audit report on the financial statements for the year ended March 31, 2004 did not contain any adverse opinion or disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles. The decision to change auditors was approved by the Board of Directors based solely on the reason that Clyde Bailey, PC, resigned for health reasons. There have been no disagreements with Clyde Bailey PC, on any matter of accounting principles or practices, financial statement disclosure, or auditing scopes or procedures. We have engaged the services of Killman, Murrell & Company, as its principal accountant to audit and certify its financial statements for the year ended March 31, 2005. Such engagement was confirmed by the unanimous consent of the Board of Directors.

EXPERTS

The consolidated financial statements for the fiscal year ended March 31, 2005 and for the fiscal year ended March 31, 2004 included in this prospectus and incorporated by reference in the registration statement, have been audited by Killman, Murrell & Company, P.C. and Clyde Bailey P.C., respectively, as stated in their independent auditor’s reports appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon their reports, given upon their authority as experts in accounting and auditing.

Transfer Agent

The transfer agent for our common stock is Signature Stock Transfer, Inc. Their address is 2301 Ohio Drive, Suite 100, Plano, TX 75093, and their telephone number is (972) 612-4120.

LEGAL MATTERS

Kirkpatrick & Lockhart Nicholson Graham LLP will pass upon the validity of the shares of common stock offered hereby. Kirkpatrick & Lockhart Nicholson Graham LLP is located at 201 South Biscayne Boulevard, Miami Center, Suite 2000, Miami, Florida 33131.

HOW TO GET MORE INFORMATION

We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to aeroTelesis and the shares to which this prospectus relates. Copies of the registration statement and other information filed by aeroTelesis with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at Reference Room: 100 F Street, N.E., Washington, DC 20549. In addition, the SEC maintains a World Wide Website that contains reports, proxy statements and other information regarding registrants such as aeroTelesis which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

AEROTELESIS INC
(A Developmental Stage Enterprise)

TABLE OF CONTENTS

Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-2

Report of Independent Registered Public Accounting Firm Clyde Bailey, P.C.	F-3

Financial Statements
Balance Sheets as of March 31, 2004 and 2005 and December 31, 2005 (Unaudited)	F-4

Statements of Operations for the Years Ended March 31, 2004 and 2005 and the Period
October 2, 2003 to March 31, 2005 and Nine Months Ended December 31, 2004 and 2005
(Unaudited) and the Period October 2, 2003 to December 31, 2005 (Unaudited)	F-5

Statements of Stockholders' Equity for the Years Ended March 31, 2004 and 2005 and Nine
Months Ended December 31, 2005 (Unaudited)	F-6

Statements of Cash Flows for the Years Ended March 31, 2004 and 2005 and the Period
October 2, 2003 to March 31, 2005 and Nine Months Ended December 31, 2004 and 2005
(Unaudited) and the Period October 2, 2003 to December 31, 2005 (Unaudited)	F-7

Notes to Financial Statements	F-8

F-i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of AEROTELESIS INC.
Los Angeles, California

We have audited the accompanying balance sheet of AEROTELESIS INC. (a developmental stage enterprise) as of March 31, 2005, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended and for the cumulative development stage period from October 2, 2003 to March 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of AEROTELESIS INC. as of March 31, 2004, and for the year then ended, and the cumulative statements of operations, stockholders’ equity, and cash flows from October 2, 2003 to March 31, 2004, were audited by other auditors whose report dated June 18, 2004, expressed an unqualified opinion on those statements. Our report on the cumulative statements of operations, stockholders’ equity, and cash flows from October 2, 2003, to March 31, 2005, insofar as it relates to amounts for periods ended on or prior to March 31, 2004, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AEROTELESIS INC. (a developmental stage enterprise) as of March 31, 2005, and the results of its operations and its cash flows for the year then ended, and for the cumulative development stage period from October 2, 2003 to March 31, 2005 in conformity with United States generally accepted accounting principles.

/s/ Killman, Murrell & Company, P.C.
Killman, Murrell & Company, P.C.
Odessa, Texas, July 14, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
aeroTelesis Inc.

I have audited the accompanying balance sheet of aeroTelesis. Inc, a development stage enterprise, (“Company”) as of March 31, 2004 and the related statement of operations, statement of stockholders’ equity, and the statement of cash flows for the years ended March 31, 2004 and when the Company reemerged as a development stage enterprise (October 3, 2003) to March 31, 2004. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31,2004 and the results of its operations and its cash flows for the years ended March 31, 2004 and when the Company reemerged as a development stage enterprise (October 3, 2003) to March 31, 2004 in conformity with accounting principles generally accepted in the United States.

/s/ Clyde Bailey P.C..
Clyde Bailey P.C.
San Antonio, Texas June 18, 2004

AEROTELESIS INC
(A Developmental Stage Enterprise)
Balance Sheets

A S S E T S
	March 31,		December 31,
Current Assets	2004	2005	2005
			(Unaudited)
Cash	$10,687	$1,913	$197,024
Accounts Receivable	-	3,535	-
Related Party Receivable			25,000
Prepaid Expenses	1,463	-	72,397

Total Current Assets	12,150	5,448	294,421

Fixed Assets:
Furniture & Fixtures, net	37,239	75,637	111,936

Other Assets:
Deposits	17,832	18,153	45,100
Deposit on Acquisition	-	-	200,000
Deferred Offering Costs	-	-	1,400,000
License, net	2,698,781	2,698,781	2,698,781

Total Other Assets	2,716,613	2,716,934	4,343,881

Total Assets	$2,766,002	$2,798,019	$4,750,238

L I A B I L I T I E S

Current Liabilities
Accounts Payable and Accrued Expenses	$61,283	$281,319	$240,574
Related Party Payable	-	8,600	-
Convertible Debenture, net of Beneficial Conversion			1,814,723
Notes Payable			27,419
Current Portion-Long Term Debt	-	3,046	11,841

Total Current Liabilities	61,283	292,965	2,094,557

Long-Term Debt
Long Term Debt, Net of Current Portion	-	3,594	38,101

Total Liabilities	61,283	296,559	2,132,658

Commitments and Contingencies	-	-	-

S T O C K H O L D E R S ' E Q U I T Y

Preferred Stock	-	-	-
2,000,000 authorized shares, par value $0.001
no shares issued and outstanding
Common Stock	6,503	6,675	7,072

Additional Paid-in-Capital	3,279,900	4,144,559	10,664,053
Stock Subscription Receivable	-	(7,500)	(24,500)
Deficit accumulated during the development stage	(581,684)	(1,642,274)	(8,029,045)
	-		-

Total Stockholders' Equity	2,704,719	2,501,460	2,617,580

Total Liabilities and Stockholders' Equity	$2,766,002	$2,798,019	$4,750,238

AEROTELESIS INC
(A Developmental Stage Enterprise)
Statements of Operations

			Cumulative			Cumulative
			Loss			Loss
	Years Ended		October 2, 2003	Nine Months Ended		October 2, 2003
	March 31,		To	December 31,		To
	2004	2005	March 31, 2005	2004	2005	Dec 31, 2005
				(Unaudited)		(Unaudited)
Revenues:
Revenues	$60,000	$409,490	$469,490	$319,846	$8,600	$478,090

Total Revenues	60,000	409,490	469,490	319,846	8,600	478,090

Expenses:
Cost of Revenues	-	17,349	17,349	13,645	-	17,349
Depreciation Expense	1,960	14,638	16,598	-	22,319	38,917
Research & Development					1,010,297	1,010,297
Payroll Expenses	-	245,316	245,316	205,926	1,177,357	1,422,673
Interest		11,135	11,135		814,044	825,179
Rent	56,122	123,184	179,306	87,192	96,010	275,316
Options Expense	-	-	-	-	1,706,697	1,706,697
Travel	238,391	73,624	312,015	52,415	87,214	399,229
Legal & Professional Fees	276,305	885,543	1,161,848	416,997	1,405,813	2,566,793
Operating Expenses	68,906	99,291	168,197	168,224	79,183	248,248

Total Expenses	641,684	1,470,080	2,111,764	944,399	6,398,934	8,510,698

Net Loss from Operations	(581,684)	(1,060,590)	(1,642,274)	(624,553)	(6,390,334)	(8,032,608)

Other Income (Expenses):
Other Income	-	-		-	3,563	3,563

Provision for Income Taxes:

Provision for Income Taxes	-	-		-	-	-

Net Loss	$(581,684)	$(1,060,590)	$(1,642,274)	$(624,553)	$(6,386,771)	$(8,029,045)

Basic and Diluted Loss Per Common Share	$(0.01)	$(0.01)		$(0.01)	$(0.07)

Weighted Average Number of Common Shares	80,491,295	82,750,094		81,350,676	85,468,912
Outstanding-Basic and Diluted

AEROTELESIS INC
(A Developmental Stage Enterprise)
Statements of Stockholders' Equity

Years Ended December 31, 2004 and 2005 and for Nine Months Ended September 30, 2005

							Deficit
							Accumulated
			Preferred	Common		Stock	During the		Total
	Common	Preferred	$0.001	$0.00008	Paid-In	Subcription	Development	Accumulated	Stockholders'
	Shares	Shares	Par Value	Par Value	Capital	Receivable	Stage	Deficit	Equity

Balance, March 31, 2003	5,474,826	-	$-	$438	$973,017	$-	$-	$(896,569)	$76,886

Prior capital replaced by aeroTelesis	-	-	-	-	-	-	-	(16,540)	(16,540)
Philippines capital under reverse
takeover accounting

Transferred to Additional Paid in Capital	-	-	-	-	(913,109)	-	-	913,109	-

Current capital replaced by AEROTELESIS	75,000,000	-	-	6,000	1,606,225	-	-	-	1,612,225
Philippines capital upon consolidation
under reverse takeover accounting

March 1, 2004
Stock Issued for License Agreements	200,000	-	-	16	999,984	-	-	-	1,000,000

March 31, 2004
Stock Issued for Debt	613,832	-	-	49	613,783	-	-	-	613,832

Net Loss		-	-	-	-	-	(581,684)	-	(581,684)

Balance, March 31, 2004	81,288,658	-	-	6,503	3,279,900	-	(581,684)	-	2,704,719

June 16, 2004
Stock Dividend	1,626,469	-	-	130	(130)	-	-	-	-

Stock Issued for Debt	417,698	-	-	33	478,274	-	-	-	478,307

Stock Issued for Services	79,425	-	-	7	356,517	-	-	-	356,524

Stock Issued for Cash	25,451	-	-	2	29,998	(7,500)	-	-	22,500

Net Loss	-	-	-	-	-	-	(1,060,590)	-	(1,060,590)

Balance, March 31, 2005	83,437,701	-	-	6,675	4,144,559	(7,500)	(1,642,274)	-	2,501,460

Stock Issued for Debt	30,513	-	-	2	79,941	-	-	-	79,943

Stock Issued for Cash	105,143	-	-	8	41,042	-	-	-	41,050

Stock Issued for Services	539,437	-	-	43	445,334	-	-	-	445,377

Stock Issued for Deferred Offering Costs	1,000,000			80	1,399,920				1,400,000

Stock Options Exercised	3,250,000	-	-	261	1,416,027	-	-	-	1,416,288

Stock Issued to Related Party	35,000			3	24,497	(24,500)			-

Beneficial Conversion					755,036				755,036

Stock Warrants					651,000				651,000

Consultant Option Value Expensed	-	-	-	-	1,706,697	-	-	-	1,706,697

Stock Subcription Receivable-Collection	-	-	-	-	-	7,500	-	-	7,500

Net Loss (Unaudited)	-	-	-	-	-	-	(6,386,771)	-	(6,386,771)

Balance, December 31, 2005 (Unaudited)	88,397,794	$-	$-	$7,072	$10,664,053	$(24,500)	$(8,029,045)	$-	$2,617,580

AEROTELESIS INC
(A Developmental Stage Enterprise)
Statements of Cash Flows

			Cumulative			Cumulative
			Cash Flows			Cash Flows
	Years Ended		October 2, 2003	Nine Months Ended		October 2, 2003
	March 31,		To	December 31,		To
	2004	2005	March 31, 2005	2004	2005	Dec 31, 2005
				(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:

Net Loss	$(581,684)	$(1,060,590)	$(1,642,274)	$(624,553)	$(6,386,771)	$(8,029,045)
Adjustment to reconcile net (loss) to net cash
provided by (used in) operating activities
Depreciation	1,960	14,638	16,598	17,525	22,319	38,917
Stock and/or Stock Options Issued for Services	-	356,524	356,524	40,000	1,621,320	1,598,918
Value of Options Issued for Services					1,706,697	2,063,221
Other Non-Cash Expenses	-	73,730	73,730	67,470	754,996	961,858
Changes in operating assets and liabilities:
Receivables	54,000	(3,535)	50,465	(3,535)	3,536	55,000
Deposits	(17,832)	(321)	(18,153)	(636)	(26,949)	(45,102)
Prepaid Expenses	16,642	1,463	18,105	-	-	-
Other Current Assets				1,463	(44,978)	(26,873)
Inventory				(4,383)
Related Party Receivable				-	(25,000)	(25,000)
Related Party Payable	-	8,600	8,600	-	(8,600)	-
Accounts Payable and Accrued Liabilities	49,244	220,036	269,280	104,733	94,875	403,613

Net Cash Used In Operating Activities	(477,670)	(389,455)	(867,125)	(401,916)	(2,288,555)	(3,004,493)

Cash Flows from Investing Activities:

Capital Expenditures	(39,199)	(16,442)	(55,641)	(47,035)	(58,618)	(113,977)
Licenses	(86,556)	-	(86,556)	-	-	(86,556)

Net Cash Used in Investing Activities	(125,755)	(16,442)	(142,197)	(47,035)	(58,618)	(200,533)

Cash Flows from Financing Activities:
Common Stock for Issued Cash	-	22,500	22,500	440,261	53,050	63,548
Stock Subscription Receivable	-	-	-	-	7,500	7,500
Convertible Debt					3,000,000	3,000,000
Convertible Debt Issue Costs					(480,450)	(480,450)
Revolving Line of Credit Payments					(136,500)	(136,500)
Revolving Line of Credit Advances	613,832	375,111	988,943	-	141,986	992,563
Long Term Debt Repayment	-	(488)	(488)	-	(43,302)	(44,610)

Net Cash Provided By Financing Activities	613,832	397,123	1,010,955	440,261	2,542,284	3,402,051

Net Increase (Decrease) in Cash	10,407	(8,774)	1,633	(8,690)	195,111	197,024

Cash Balance, Begin Period	280	10,687	280	10,687	1,913	-

Cash Balance, End Period	$10,687	$1,913	$1,913	$1,997	$197,024	$197,025

Supplemental Disclosures:
Cash Paid for interest	$264	$7,015	$7,279	$-	$42,100	$47,368
Cash Paid for income taxes	$-	$-	$-	$-	$-	$-

Non-Cash Transaction:
Stock Issued for Services	$-	$356,524	$356,524	$40,000	$1,621,320	$1,889,665
Stock Issued for Debt	$613,832	$478,307	$1,092,139	$-	$-	$1,092,139
Subscription Receivable	$-	$7,500	$7,500	$-	$-	$-
Long-Term Debt Used to Acquire Equipment	$-	$36,594	$36,594	$-	$50,680	$50,680
Deposits	$-	$-	$-	$-	$200,000	$200,000
Deferred Offering Finance Costs	$-	$-	$-	$-	$1,400,000	$1,400,000
Accounts Payable	$-	$-	$-	$-	$57,541	$57,541
Beneficial Conversion	$-	$-	$-	$-	$1,416,783	$1,416,783

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

AEROTELESIS INC., formerly Pacific Realm Inc., (“the Company”) was incorporated under the laws of the State of Delaware in 1968 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Delaware. The Company has a total of 200,000,000 authorized common shares with a par value of $.00008 and 2,000,000 preferred shares with a par value of $.001 per share and with 83,437,701 and 88,397,794 common shares issued and outstanding and no preferred shares issued and outstanding as of March 31, 2005 and December 31, 2005, respectively. The Company filed an amendment of its Certificate of Incorporation with the State of Delaware to increase the authorized shares from 20,000,000 authorized common shares to 200,000,000 authorized shares and to change its par value from $.0001 to $.00008 in March 2003. Also, on September 12, 2003, the Company approved a two-for-one forward stock split of the common stock shares. Additionally, the Company, on October 22, 2003, filed an amendment to the Articles of Incorporation with the State of Delaware to change the name of the Company to AEROTELESIS INC.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Aerotelesis Philippines Inc.(a British Virgin Islands company), Aerotelesis IP Networks Inc.(a Delaware Company), and Aerotelesis Satellite Networks Inc.( a Delaware Company). All material inter-Company balances and transactions have been eliminated, as necessary, in consolidation. All subsidiaries were inactive at March 31, 2005 and 2004 and December 31, 2005.

DEVELOPMENTAL STAGE ENTERPRISE

The Company’s current activity is the deployment of next generation communication services, including Voice over Internet Protocol (VOIP), satellite communication services, and terrestrial wireless broadband networks. The Company’s core technology platform is a proprietary wireless modulation technique known as Ultra Spectral Modulation (USM). The Company will continue to be considered to be in a developmental stage until it has begun significant operations and is generating significant revenues.

FEDERAL INCOME TAX

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes”, which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING METHOD

The Company’s financial statements are prepared using generally accepted accounting principles (United States). Revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable and expenses when incurred on the related consulting engagements. Fixed assets are stated at cost.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOSS PER COMMON SHARE

Basic loss per share are computed on the basis of the weighted average number of common shares outstanding during each year. Common stock equivalents that would have had anti-dilutive effects were excluded from the calculations.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of preparing its Statement of Cash Flows.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Management estimates that the carrying value of financial instruments reported in the financial statements approximates their fair values

COMPREHENSIVE INCOME

Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income,” establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items requiring disclosure of comprehensive income.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company follows SFAS No. 141, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Statement requires that long-lived assets, liabilities and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Long-lived assets consist primarily of property and equipment and the license agreements. The recoverability of long-lived assets is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has indications of impairment, such as current operating losses, the Company will evaluate whether impairment exists on the basis of undiscounted expected future cash flows from operations before interest for the remaining amortization period. If impairment exists, the carrying amount of the long-lived assets is reduced to its estimated fair value, less any costs associated with the final settlement. As of March 31, 2005 and December 31, 2005, there was no impairment of the Company’s long-lived assets based on the net present value of future revenue projections by management.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

The Company accounts for stock-based compensation to employees using the intrinsic value method prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Compensations cost, if any, is measured as the excess of the fair value of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Statement of Financial Accounting Standards (“SFAS”) 123, Accounting for Stock-Based Compensation, amended by SFAS 148, Accounting For Stock-Based Compensation - Transition and Disclosure, established accounting and disclosure requirements using a fair value based method of accounting for stock-based employee compensation; however, it allows an entity to continue to measure compensation for those plans using the intrinsic value method of accounting prescribed by APB Opinion No. 25. The Company has elected to continue to measure compensation under the APB Opinion No. 25, and has adopted the disclosure requirements of SFAS No. 123 and SFAS No. 148.

If the fair value of the stock options granted to employees during a fiscal year had been recognized as compensation expense on straight-line basis over the vesting period of the grants, stock-based compensation costs would have impacted our net income and earnings per common share for the fiscal periods as follows:

	Years Ended March 31,		Nine Months Ended Dec 30,
	2004	2005	2004	2005
			(Unaudited)	(Unaudited)
Net Income (Loss) as Reported	$(581,684)	$(1,060,590)	$(624,553)	$(6,386,771)
Deduct: Stock Based Compensation
Costs, Net of Taxes Under SFAS 123	(54,245)	(118,333)	(149,742)	(1,376,568)

Pro Forma Net Income (Loss)	$(635,929)	$(1,178,923)	$(774,295)	$(7,763,339)

Per Share Information:
Basic, as Reported	$(0.01)	$(0.01)	$(0.01)	$(0.07)
Basic, Pro Forma	$(0.01)	$(0.01)	$(0.01)	$(0.09)
Diluted, as Reported	$(0.01)	$(0.01)	$(0.01)	$(0.07)
Diluted, Pro Forma	$(0.01)	$(0.01)	$(0.01)	$(0.09)

The fair value of the stock-based awards was estimated using the Black-Scholes model with the following weighted average assumptions for fiscal periods:

	Years Ended March 31,		Nine Months Ended Dec 31,
	2004	2005	2004	2004
			(Unaudited)	(Unaudited)
Estimated Fair Value	$0.20	$0.20	$0.20	$1.03
Expected Life (Years)	2.96	2.96	2.96	2.91
Risk Free Interest Rate	3.82%	3.82%	3.82%	4.08%
Volatility	208%	208%	208%	208%
Dividend Yield	--%	--%	--%	--%

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. SFAS No. 151 is an amendment of Accounting Research Bulletin (“ARB”) No. 43, chapter 4, paragraph 5 that deals with inventory pricing. SFAS No. 151 clarifies the accounting for abnormal amounts of idle facility expenses, freight, handling costs and spoilage.

Under previous guidance, paragraph 5 of ARB NO. 43, chapter 4, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs might be considered to be so abnormal, under certain circumstances, as to require treatment as current period charges. This Statement eliminates the criterion of “so abnormal” and requires that those items be recognized as current period charges. Also, SFAS No. 151 requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. SFAS No. 151 is effective for fiscal years beginning after June 15, 2005. The Company is analyzing the requirements of SFAS No. 151 and believes that its adoption will not have any significant impact on the Company’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supercedes APB 25. Among other items, SFAS No. 123R eliminates the use of APB 25 and the intrinsic value method of accounting and requires companies to recognize the cost of employee services received in exchange for awards of equity instruments, based on the grant date fair value of those awards in the financial statements.

The effective date of SFAS No. 123R is the first reporting period beginning after June 15, 2005, and the Company expects to adopt SFAS No. 123R effective July 1, 2005. SFAS No. 123R permits companies to adopt its requirements using either a “modified prospective” method, or a “modified retrospective” method.

Under the “modified prospective” method, compensation cost is recognized in the financial statements beginning with the effective date, based on the requirements of SFAS No. 123R for all share-based payments granted after that date and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date of SFAS No. 123R. Under the “modified retrospective” method, the requirements are the same as under the “modified prospective” method, but also permits entities to restate financial statements of previous periods based on proforma disclosures made in accordance with SFAS No. 123. The Company is currently evaluating the appropriate transition method.

NOTE 2: COMMON STOCK

On September 12, 2003, the Board of Directors authorized a 2 to 1 forward split of the Company’s common stock. The result of this forward split increased the outstanding shares from to 2,737,413 outstanding common shares to 5,474,826 outstanding common shares after adjusting for fractional shares. These financial statements reflect this forward split of common shares.

On October 3, 2003, the Company issued 75,000,000 shares of its common stock to Nations Mobile Networks Ltd. (“Nations”) pursuant to the Agreement and Plan of Reorganization to acquire the subsidiary Aerotelesis Philippines, Inc. The value of these shares was approximately $0.02 per share ($1,612,225) which amount represents the historical cost of the licenses acquired in the acquisition.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 2: COMMON STOCK (CONTINUED)

In March of 2004, the Company issued 200,000 shares of common stock for the license to use the USM technology for wireless telephony services and satellite communication services in the Republic of Philippines. These shares were valued at $5.00 ($1,000,000) which represents the fair value at the date of issuance.

On March 31, 2004, the Company agreed to issue 613,832 shares of common stock to Nations to convert the outstanding balance of the advances on the line of credit along with accrued interest to equity. At the time of the $1,000,000 revolving line of credit commitment, the fair value of the Company’s common stock was $1.00, therefore, the conversion rate was $1.00 per share.

On May 25, 2004, the Company approved a two percent (2%) stock dividend for all shareholders of record as of May 31, 2004 with a mandatory delivery of each shareholder’s old stock certificate to get a new stock certificate, which includes the stock dividend. A total of 1,626,469 shares of common stock were issued, including fractional shares.

During the year ended March 31, 2005 a total of 417,698 shares of common stock was issued for Nations’ debt conversion. The conversion rate was $1.00 per share for the first 390,761 shares of stock and $3.25 for 26,937 shares issued. The conversion rate was increased to reflect the fair value of the shares at the renewal date of the revolving line of credit.

During the year ended March 31, 2005, a total of 79,425 shares of stock were issued for legal and other services. The shares were valued at $356,524, which represented the value of the services rendered or the fair value of the stock issued.

In March of 2005, a total of 25,451 shares of stock were issued for $30,000 cash pursuant to a private placement program. The proceeds were net of the cost of selling the stock of $1,500.

During the nine month period ended December 31, 2005, the Company issued the following shares of its common stock:

1.	In May of 2005, a total of 25,393 shares of stock were issued for $14,550 cash pursuant to a private placement program.

2.	A total of 30,513 shares of stock were issued for debt in the amount of $79,943.

3.	In May of 2005 a total of 12,105 shares of stock was issued for services with a total expense recognized of $20,000.

4.	In June 2005, a total of 300,000 share of stock was issued pursuant to the 2003 Stock Option Plan. The option price of $.02 per share ($6,000) was used to reduce outstanding payables.

5.	In September of 2005, a total of 520,000 shares of stock were issued pursuant to the 2003 Stock Option Plan. The shares were expensed for $416,000, the market price at the time of issuance.

6.
A total of 1,000,000 shares of stock were issued as a fee for the Standby Equity Distribution Agreement (“SEDA”). The stock was recorded at $1.40 per share and recorded in the other asset section of the balance sheet, as deferred offering cost.

7.	In July of 2005 a total of 7,332 shares of stock were issued for services with a total expense recognized of $9,165.

8.
In July 2005, a total of 300,000 shares of stock were issued pursuant to the 2003 Stock Option Plan. The option price of $.02 per share ($6,000) was used to reduce outstanding payables to Joseph Gutierrez, the Company’s President.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 2: COMMON STOCK (CONTINUED)

9.	A total of 6,713,212 shares of stocks were issued in escrow for delivery upon exercise of the convertible debt. These shares are not considered as outstanding at September 30, 2005.

10.	In September of 2005 a total of 79,750 share of stock was issued for cash for a total of $26,500.

11.
November of 2005, a total of 2,650,000 shares of stock were issued pursuant to the exercise of options granted under the 2003 Stock Option Plan. Upon the exercise of the options the Company forgave the exercise price of the option totaling $1,404,500 which has been charged against operations.

12.	A total of 35,000 shares of stock were issued to a related party as has been recorded as a subscription receivable from a related party.

NOTE 3: MERGER/LICENSE AGREEMENT

On October 2, 2003, the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with Nations Mobile Networks Ltd. (“Nations”), a British Virgin Islands company, whereby the Company issued 75,000,000 shares of “restricted securities” (common stock) to Nations in exchange for, among other things, all assets and operations of Nations’ wholly-owned subsidiary Aerotelesis Philippines, Inc. (“ATP”), a British Virgin Islands company, in consideration of the exchange of 100% of the issued and outstanding shares of ATP. Nations also gave a right of first refusal to the Company to acquire operations in other developing nations, primarily in Southeast Asia, Central and South America and the Middle East. The shares to be issued to Nations amount to approximately 92% in the aggregate of the post-Agreement outstanding voting securities of the Company.

Assets of ATP consists of an exclusive license from Photron Technologies Ltd. to utilize the USM technology for the deployment of wireless telephony services in the Republic of the Philippines as well as a partnership with a local Philippine partner that owns a franchise license to deploy wireless telecommunication services in the Philippines. An appraisal on the market share of the license in the Philippines was prepared and the value was appraised at substantially more than the $1,612,225 valued for the license in the Company’s financial statements. Also, the agreement was initially agreed to in July of 2003 when the common stock was not being traded. Per EITF 95-19, the “measurement date” should be based on the market price of the stock over a reasonable period of time before and after the parties have reached an agreement. The value of the stock issued was arrived at by reviewing the “costs” that had been spent on the license and technology by Nations. Since the Company had placed a value on the stock at $.02 per share for stock options issued to consultants and directors in July 2003, the valuation for the stock issued for the assets was deemed to be a fair value for the stock issued.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 3: MERGER/LICENSE AGREEMENT (CONTINUED)

On March 1, 2004 the Company agreed to issue 200,000 shares of common stock to Photron Technologies Ltd. for the license the use and deployment of the USM technology for wireless telephony service and satellite communication services in the Republic of the Philippines. The value of the licenses has been placed at $5 per share (average fair value of stock issued) for a total of $1,000,000. The Company has determined that the useful life for the two licenses acquired in 2004 for total consideration of $1,000,000 should be ten (10) years based upon the term of the licenses in both agreements. Although these licenses provide for renewal for successive five (5) year terms after the initial ten-year term, the renewals are not automatic and provide for additional negotiations between the parties to both license agreements.

The useful life of this ATP License was determined by reviewing the franchise granted to its joint venture partner in the Philippines (“the Philippine Partner”). The Philippine Partner was granted a communications franchise (the “Franchise”) in the Philippines in September 1995. Pursuant to that Franchise, Section 7, provides for a twenty-five (25) year term. As of today, the Franchise has a remaining term of slightly more than fifteen years. The useful life of the ATP License is measured by the life of the Franchise which has approximately 15 years remaining. When the Franchise expires, or at some time prior to that, the Philippine Partner would presumably apply for a new franchise or a renewal. However, since there is not any explicit provision in the Franchise for a renewal and it cannot be predicted what the government of the Philippines will do in fifteen years regarding the issuance of telecommunication franchises in the Philippines, it appears that the Company’s ability to work with the Philippine Partner in the Philippines may not last more than fifteen years.

The Company has decided to treat the ATP License as having a useful life of fifteen years while its other two licenses, the ones acquired in 2004, are being treated as having useful lives of ten years and amortized over the useful life once the Company begins to produce revenue from the licenses.

NOTE 4: INCOME TAXES

The provision for income taxes has been calculated based on federal and state statutory rates of 34% and 8.85%, respectively. Net operating losses expire twenty years from the time they are incurred for federal tax purposes.

	Years Ended March 31,
	2004	2005
Income Tax Benefit Calculated
Using the Statutory Rates	$231,510	$422,115
Non-Deductible Expenses	(47,121)	(14,651)
Changes in Valuation Allowance	(184,389)	(407,464)
	$--	$--

The net operating loss is approximately $462,000 for the year ended March 31, 2004 and $1,485,202 for the year ended March 31, 2005. The net operating losses will begin to expire in 2014.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 4: INCOME TAXES (continued)

Temporary differences, which give rise to deferred tax assets and liabilities are as follows:

	Years Ended March 31,
Deferred Tax Asset (Credit)	2004	2005

Depreciation	$(7,391)	$(15,876)
Net Operating Loss	191,780	607,729
Valuation Allowance	(184,389)	(591,853)
	$--	$--

NOTE 5: FIXED ASSETS

Property is stated at cost. Additions, renovations, and improvements are capitalized. Maintenance and repairs, which do not extend asset lives, are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives ranging from 5 to 7 years on furniture and equipment.

	Year Ended March 31,		Dec 31,
	2004	2005	2005
			(Unaudited)
Office Equipment	$39,199	$92,235	$150,852
Less:Accumulated Depreciation	(1,960)	(16,598)	(38,917)
	$37,239	$75,637	$111,935

Depreciation expense for the years ending March 31, 2005 and 2004 is $14,638 and $1,960, respectively. For the period ended December 31, 2005 a total of $22,319 was recorded for depreciation expense.

NOTE 6: RELATED PARTY TRANSACTIONS

The major shareholder, Nations Mobile Networks Ltd. (“Nations”) has entered into a Loan Agreement dated September 25, 2003 to advance the Company up to $1,000,000 for operations for a twelve-month period. The agreement was renewed for an additional twelve months on October 1, 2004.

The loan activity was as follows:	Year Ended March 31,		Dec 31,
	2004	2005	2005
			(Unaudited)
Cash advances	$613,783	$375,111	$136,500
Cash Payments	--	--	(141986)
Equipment Acquisitions	--	29,466	--
Expenses Paid	--	73,730	--
	$613,783	$478,307	$(5,486)

These loan advances were converted into the Company’s common stock as follows:

Number of Shares	613,783	417,698	-

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 6: RELATED PARTY TRANSACTIONS (Continued)

In 2004, the Company purchased licenses from PhotronTechnologies Ltd. (“Photron”) to use certain technology, valued at $1,000,000, by issuing 200,000 shares of its common stock. On April 1, 2004, Photron engaged the Company to provide research assistance for a twelve-month period at $30,000 per month. The Company recognized $360,000 of revenue under this contract in 2005.

During the year ended March 31, 2005, the Company issued 26,000 shares of its common stock, valued at $80,000 to an attorney, who is considered a related party. The attorney was granted options to purchase shares of the Company’s common stock as follows:

Grant Date	Vesting Date	Number of Shares	Price Per Share
April 29, 2005	March 31, 2006	100,000	$ 2.00
April 29, 2005	March 31, 2007	100,000	$ 2.00

The attorney exercised 300,000 options for $.02 per share in June 2005. On May 20, 2005, the attorney was issued 10,000 shares of common stock valued at $19,000 ($15,000 offset against accounts payable and $4,000 was recognized as legal fees.)

NOTE 7: LOSS PER SHARE

The following table sets forth the computation of basic and diluted earnings per common share (EPS) for the periods as follows:.

	Years Ended March 31,		Nine Months ended Dec 31,
	2004	2005	2004	2005
Numerator:			(Unaudited)	(Unaudited)
Net (Loss) From Continuing Operations	$(581,684)	$(1,060,590)	$(624,553)	$(6,386,771)

Denominator:
Basic Weighted Average Shares Outstanding	80,491,295	82,750,094	81,350,676	85,468,912
Potentially Dilutive Options	850,000	850,000	2,530,000	750,000
Denominator for Diluted EPS	81,341,295	82,750,094	81,350,676	85,468,912
Loss Per Share:
Basic and Diluted	$(0.01)	$(0.01)	$(0.01)	$(0.07)

The option shares were not included in the computation since they would be anti-dilutive.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 8: STOCK OPTION PLANS

The Company’s July 1, 2003 Stock Option Plan, October 15, 2003 Stock Option Plan and the 2004 Stock Compensation Plan (the “Plans”) provide for options and other stock-based awards that may be granted to eligible employees, officers, consultants, and non-employee directors of the Company or its subsidiaries. The Company has reserved 13,000,000 shares of common stock for future issuance under these Plans. As of December 31, 2005, there remains 7,750,957 shares which can be issued under the Plans, after giving effect to stock splits and shares issued under the Plans.

The purposes of the Plans generally are to retain and attract persons of training, experience and ability so serve as employees of the Company and it subsidiaries and to serve as non-employee directors of the Company, to encourage the sense of proprietorship of such persons and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

The Plans are administered by the Board of Directors (the “Committee”). The Committee has the power to determine which eligible employees will receive awards, the timing and manner of the grant of such awards, the exercise price of stock options (which may not be less than market value on the date of grant), the number of shares, and all of the terms of the awards. The Company may, at any time, amend or terminate the Plans. However, no amendment that would impair the rights of any participant, with respect to outstanding grants, can be made without the participant’s prior consent. Stockholder approval of an amendment to the Plans is necessary only when required by applicable law or stock exchange rules.

On April 29, 2005, the Company granted 1,080,000 stock options, at an exercise price of $1.00, to various employees, consultants and advisors. The options vest as follows:

Number of Shares	Vesting Date

380,000	June 1, 2005
300,000	January 1, 2006
100,000	March 31, 2006
25,000	June 1, 2006
275,000	January 1, 2007

1,080,000

On April 29, 2005, the Company granted 900,000 stock options at an exercise price of $2.00, to various employees, consultants and advisors. One half of the options vest on March 31, 2006 and the balance vests on March 31, 2007. On September 30, 2005, the Company agreed to cancel the 900,000 of the $2.00 options. None of the options cancelled were vested.

The options that were issued to consultants and advisors were valued at $1,706,697 as of December 31, 2005 using the Black-Scholes valuation method and included as an expense to the statement of operations based on the vesting schedule.

The option shares were not included in the computation since they would be anti-dilutive.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 8: STOCK OPTION PLANS (continued)

The following summarizes stock option activity and related information:

	Years Ended March 31,				December 31, 2005
	2004		2005		(Unaudited)
		Weighted Average		Weighted Average		Weighted Average
	Shares	Exercise Price	Shares	Exercise Price	Shares	Exercise Price

Outstanding, Beginning of Period:	--		850,000	$.60	850,000	$.60
Granted	850,000	$.60		--	3,880,000	1.45
Exercised	--		--	--	(3,980,000)	.53
Canceled	--		--	--	--	--
Outstanding, End of Period	850,000	$.60	850,000	$.60	750,000	$1.00
Exercisable, End of Period	-	-	850,000	$.60	-0-	$.95

The following summarizes information related to stock options outstanding at March 31, 2005:

	Options Outstanding			Options Exercisable
Exercise Prices	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.02	600,000	1	$0.02	600,000	$.02
$2.00	250,000	5	2.00	--	--
	850,000	2.18	$.60	600,000	$.02

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 9: NOTES PAYABLE

On September 25, 2003, the Company entered into a loan agreement with Nations for a line of credit up to $1,000,000 for a period of twelve months as a working capital loan. The loan agreement contained an interest provision of 7% to be accrued quarterly. The Company issued warrants to Nations for 1,000,000 shares to be used to convert the debt to common stock at the rate of $1.00 per share. The $1.00 per share represents the fair value of the share at the date of the loan commitment. On March 31, 2004, the Company issued 613,832 shares of common stock for the outstanding principle and accrued interest as of that date. In 2005, an additional $390,761 of advances were converted to common stock at $1.00 per share.

On October 1, 2004, the loan agreement with Nations was renewed and the fair value of the common stock on that date was $3.25 per share. On March 31, 2005, $87,546 of advances under this note were converted to 26,937 shares of common stock.

During the period ended December 31, 2005 a total of $136,500 was advanced under the working capital loan and $141,986 was repaid.

In 2005, the Company financed the purchased $7,128 of equipment. The future payments on the equipment finance notes are:

Year	Amount
2006	$3,046
2007	3,594
$6,640
NOTE 10: LEASES

Future minimum payments, by year and in the aggregate, under an operating lease for office space and an equipment lease with a remaining term in excess of one year as of March 31, 2005, is as follows:

YEAR
2006	$76,148
Thereafter	-

Total Minimum Lease Payment	$76,148

Rent expense was $123,184, $56,122, $87,1929 and $96,010 for the years ended March 31, 2005 and 2004, and the nine month periods ended December 31, 2004 and 2005, respectively.

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

NOTE 10: LEASES (CONTINUED)

In May of 2005 the Company entered into a capital lease for a copier. The payments are $1,204 including sales tax per month for a period of 60 months with a fair market buyout at the end of the lease term. The copier has been capitalized at $53,000 and will be depreciated over the term of the lease.

Future capitalized lease payments are as follows:

2005	$6,628
2006	9,265
2007	10,204
2008	11,239
Future Years	15,664

$53,000

NOTE 11: LEGAL PROCEEDINGS

The Company filed suit in Los Angeles County against its former CEO and Director, Jagan Narayanan, on January 13, 2005, alleging breach of contract, fraud, breach if fiduciary duty and seeking equitable relief in the form of a declaratory judgment that the Company owes him no salary or any stock options. The Los Angeles County case was Case No. AC084087, filed in Los Angeles Superior Court in Santa Monica, California.

Mr. Narayanan has filed a lawsuit against the Company in Alameda County, in Northern California. Mr. Narayanan’s case seeks damages and penalties for unpaid wages and seeks specific performance for the sale of shares pursuant to a stock option. Consolidation of the matters was sought and the court ruled in late May, 2005 that venue was proper in Alameda County (where the defendant lives) so the Company’s case has been transferred there. The Alameda County Case is No. HG05-199556 and was filed on February 18, 2005. The cases are now at the discovery stage.

The Company has engaged legal counsel to represent it in these matters and intends to vigorously defend itself against Mr. Narayanan’s allegations and to pursue its claim against Mr. Narayanan.

In July 2005, Case No. BC337219 was filed against the Company and a former shareholder of the Company in the Superior Court, County of Los Angeles, concerning shares of stock alleged to have been sold by the former shareholder to the plaintiff in 1988, prior to current management’s involvement with the Company. Discovery is beginning and the Company intends to vigorously defend itself in this matter.

NOTE 12: CONVERTIBLE DEBT

On May 10, 2005, the Company entered into a bridge debenture agreement, whereby an investor committed to purchase $3,000,000 of convertible debentures from the Company. The agreement included various terms, including the following:

•	$1,500,000 disbursed at closing

•	$1,500,000 disbursed immediately prior to the Company filing a registration statement

•	10% Interest rate

•	12 Month maturity

•	Secured by all assets of the Company

AEROTELESIS INC.
(A DEVELOPMENTAL STAGE ENTERPRISE)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIODS)

FOR THE YEARS ENDED MARCH 31, 2005 AND 2004
AND FOR THE NINE MONTHS ENDED DECEMBER 31, 2005

•	Fixed conversion price equal to 75% of the volume weighted average price on the closing day

•	30% Warrant coverage at an exercise price of $3.00, 20% warrant coverage at an exercise price of $4.00

The Company received the initial amount at closing on July 25, 2005. The Company received the second amount of funding of the bridge debenture agreement on October 27, 2005 in the amount of $1,500,000.

The beneficial conversion of the debenture was computed as $755,036.

The warrants were valued at $651,000 and recorded as a part of the debt issue cost as a reduction of the liability and to be amortized over the 12 months. A total of $491,197 was paid for commissions and is shown as a reduction of the debt and is being amortized over 12 months or the length of the debt. A total of $712,015 has been amortized for the period ended December 31, 2005.

The convertible debenture are convertible into shares of the Company’s common stock at 75% of the asking price in the OTCBB on the date of conversion. Interest in the amount of $95,753 has been charged to interest expense during the nine months ended December 31, 2005.

NOTE 13: SUBSEQUENT EVENTS

In January 2006, the Company reached an agreement to convert the conversion rate to a “floating rate” at the time of conversion and to extend the time to convert to three years rather than one year.

In February 2006, the Company received an additional amount of funding from the investor in the amount of $500,000.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about aeroTelesis, Inc., except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

-----------------------

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

☐ except the common stock offered by this prospectus;
☐ in any jurisdiction in which the offer or solicitation is not authorized;
☐ in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
☐ to any person to whom it is unlawful to make the offer or solicitation; or
☐ to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

☐ there have been no changes in the affairs of aeroTelesis after the date of this prospectus; or
☐ the information contained in this prospectus is correct after the date of this prospectus.
---------------------- PROSPECTUS --------------------- 36,440,636 Shares of Common Stock AEROTELESIS, INC. February ___, 2006

-----------------------

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification Of Directors And Officers

Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of aeroTelesis. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of aeroTelesis pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$2,339.02
Printing and Engraving Expenses	$2,500.00
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$50,000.00
Miscellaneous	$15,160.98

TOTAL	$85,000.00

Recent Sales Of Unregistered Securities

We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

2003

On October 3, 2003, we issued 75,000,000 shares of our common stock to Nations Mobile Networks Ltd. pursuant to the Agreement and Plan of Reorganization to acquire the subsidiary Aerotelesis Philippines, Inc. The value of these shares was approximately $0.02 per share ($1,612,225) which amount represents the historical cost of the licenses acquired in the acquisition.

2004

In March of 2004, we issued 200,000 shares of common stock for the license to use the USM technology for wireless telephony services and satellite communication services in the Republic of Philippines. These shares were valued at $5.00 ($1,000,000) which represents the fair value at the date of issuance.

On March 31, 2004, we agreed issued 613,832 shares of common stock to Nations to convert the outstanding balance of the advances on the line of credit along with accrued interest to equity. At the time of the $1,000,000 revolving line of credit commitment, the fair value of the Company’s common stock was $1.00, therefore, the conversion rate was $1.00 per share.

On May 25, 2004, we approved a two percent (2%) stock dividend for all shareholders of record as of May 31, 2004 with a mandatory delivery of each shareholder’s old stock certificate to get a new stock certificate, which includes the stock dividend. A total of 1,626,469 shares of common stock were issued, including fractional shares.

2005

During the year ended March 31, 2005 a total of 417,698 shares of common stock was issued for Nations’ debt conversion. The conversion rate was $1.00 per share for the first 390,761 shares of stock and $3.25 for the 26,937 shares issued.

During the year ended March 31, 2005, a total of 79,425 shares of stock were issued for legal and other services. The shares were valued at $356,524, which represented the value of the services rendered or the fair value of the stock issued.

In March of 2005, a total of 25,451 shares of stock were issued for $30,000 cash pursuant to a private placement program. The proceeds were net of the cost of selling the stock of $1,500. As part of this transaction, we will issue a warrant to purchase 19,088 shares of our common stock for $1.77 per share and a warrant to purchase an additional 19,088 shares of our common stock at $3.54 per share. Both warrants will have piggyback registration rights and expire December 31, 2008. The proceeds received were used to pay our expenses. n April 29, 2005, we granted 1,080,000 stock options, at an exercise price of $1.00, to various employees, consultants and advisors.

On April 29, 2005, we granted 900,000 stock options at an exercise price of $2.00, to various employees, consultants and advisors. One half of the options vest on March 31, 2006 and the balance vests on March 31, 2007. The options that were issued to consultants and advisors were valued at $478,575 using the Black-Scholes valuation method and included as an expense to the statement of operations based on the vesting schedule.

On May 6, 2005, we sold 25,393 shares of our common stock to a non-affiliated investor for $14,550. As part of this transaction, we will issue a warrant to purchase 19,045 shares of our common stock for $.85 per share and a warrant to purchase an additional 19,045 shares of our common stock at $1.71 per share. Both warrants will have piggyback registration rights and expire December 31, 2008. The proceeds received were used to pay our expenses.

In April and June, 2005, we issued 18,118 shares of its common stock to a shareholder in satisfaction of $21,295 indebtedness owed to the shareholder.

In May of 2005, a total of 25,393 shares of stock were issued for $14,550 cash pursuant to a private placement program.

In June, 2005 we issued a total of 32,618 shares of stock were issued for debt in the amount of $79,943.

In May of 2005 a total of 10,000 shares of stock were issued for services with a total expense recognized of $20,000.

In June 2005, a total of 300,000 shares of stock was issued pursuant to the 2003 Stock Option Plan. The option price of $.02 per share ($6,000) was used to reduce outstanding payables to the consultant.

In August of 2005, a total of 79,750 shares of stock were issued for $26,500 cash pursuant to a private placement program. The proceeds were net of the cost of selling the stock of $1,413. As part of this transaction, we will issue a warrant to purchase 59,813 shares of our common stock for $0.53 per share and a warrant to purchase an additional 59,813 shares of our common stock at $1.05 per share. Both warrants will have piggyback registration rights and expire December 31, 2008. The proceeds received were used to pay our expenses.

On October 18, 2005 a total of 35,000 shares of stock was issued at a cash price of $1.00 per share for a total of $35,000 as a loan to Nations Mobile Networks.

2006

On February 8, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners whereby we agreed to amend and restate the secured convertible debentures we previously issued to Cornell Capital Partners and Highgate House Funds, Ltd. Prior to entering into the Securities Purchase Agreement, we issued secured convertible debentures to Cornell Capital Partners and Highgate House Funds in the principal aggregate amount equal to $3,000,000 which was funded on July 25, 2005. On February 8, 2006 Highgate House Funds assigned all of its interests in its debentures to Cornell Capital Partners. Pursuant to the Securities Purchase Agreement of February 8, 2006, Cornell Capital Partners provided us an additional $500,000 in secured convertible debentures which was funded on February 8, 2006. The $3,000,000 in secured convertible debentures and the additional $500,000 in secured convertible debentures were consolidated into new secured convertible debentures along with the accrued and unpaid interest. The secured convertible debentures have a 36-month term and accrue annual interest of 10%. The secured convertible debentures may be redeemed by us at any time, in whole or in part. We will pay a redemption premium of 20% of the amount redeemed in addition to the principle amount being redeemed plus interest. The secured convertible debentures are convertible at the holder’s option at a conversion price equal to 80% of the lowest volume weighted average price of our common stock for the 5 trading days immediately proceeding the conversion date. The debenture is secured by substantially all our assets.

In connection with the Securities Purchase Agreement we issued Cornell Capital Partners three warrants, each of which is exercisable for a period of five years. The first warrant allows Cornell Capital Partners to purchase 500,000 shares of our common stock at an exercise price of $1.00. The second warrant allows Cornell Capital Partners to purchase 700,000 shares of our common stock at an exercise price of $0.75. The third warrant allows Cornell Capital Partners to purchase 1,000,000 shares of our common stock at an exercise price of $0.50. In addition to the warrants that we issued to Cornell Capital Partners on February 8, 2006, Cornell Capital Partners is also registering 450,000 shares underlying warrants we issued to Cornell Capital Partners on July 25, 2005. Of these warrants 225,000 were assigned to Cornell Capital Partners by Highgate House Funds pursuant to an Assignment Agreement entered into with Cornell Capital Partners on February 8, 2006.

Unless otherwise noted in this section, with respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the “1933 Act”), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding aeroTelesis so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in aeroTelesis’ securities.

Index to Exhibits

Exhibit No.	Description	Location
3.1	Certificate of Incorporation of aeroTelesis, Inc.	Filed as an exhibit to the Company’s Form 10-QSB filed on November 15, 2005
3.2	Amended By-Laws of aeroTelesis, Inc.	Filed as an exhibit to the Company’s Form 10-QSB filed on November 15, 2005
5.1	Opinion of Kirkpatrick & Lockhart LLP re: Legality	Filed by Amendment
10.1	License Agreement with Photron Technologies, Inc. dated February 27, 2004	Filed as an exhibit to the Company’s Form 10-KSB filed on July 14, 2004
10.2	Securities Purchase Agreement dated as of July 25, 2005 between the Company and Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005

Exhibit No.	Description	Location
10.3	Registration Rights Agreement dated as of July 25, 2005 between the Company and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.4	Security Agreement dated as of July 25, 2005 between the Company, Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.5	Security Agreement dated as of July 25, 2005 between the Company, Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.6	Investor Registration Rights Agreement dated as of July 25, 2005 between the Company, Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.7	Placement Agent Agreement dated as of July 25, 2005 by and among the Company, Cornell Capital Partners, LP and Monitor Capital, Inc.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.8	Warrant dated as of July 25, 2005 issued to Cornell Capital Partners, LP	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.9	Warrant dated as of July 25, 2005 issued to Cornell Capital Partners, LP	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.10	Warrant dated as of July 25, 2005 issued to Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.11	Warrant dated as of July 25, 2005 issued to Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.12	Secured Convertible Debenture dated as of July 25, 2005 issued to Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.13	Convertible Debenture dated as of July 25, 2005 issued to Cornell Capital Partners, LP	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.14	Pledge and Escrow Agreement dated July 25, 2005 among the Company, Cornell Capital Partners, LP, Highgate House Funds, Ltd. and David Gonzalez, Esq.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.16	Escrow Agreement dated July 25, 2005 among the Company and David Gonzalez, Esq.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005

Exhibit No.	Description	Location
10.17	2005 Subsidiary Security Agreement dated as of July 25, 2005 between AeroTelesis, Philippines, Inc., Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.18	Subsidiary Security Agreement dated as of July 25, 2005 between AeroTelesis, Satellite Networks, Inc., Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.19	Subsidiary Security Agreement dated as of July 25, 2005 between AeroTelesis IP Networks, Inc., Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s 8-K filed on July 27, 2005
10.20	Agreement for Technology Cooperation and Development dated March 9, 2004 with PhotronTechnologies	Filed as an exhibit to the Company’s Form 10-KSB filed on July 14, 2004
10.21	Non-Conflict and Cooperation Agreement dated March 12, 2004 by and between aeroTelesis, Inc. and Nations Mobile Networks Ltd.	Filed as an exhibit to the Company’s Form 10-KSB filed on July 14, 2004
10.22	aeroTelesis, Inc 2003 Stock Option Plan	Filed as an exhibit to the Company’s Form 10-KSB filed on July 14, 2004
10.23	Pacific Realm, Inc. 2003 Stock Option Plan	Filed as an exhibit to the Company’s Form 10-KSB filed on July 14, 2004
10.24	Agreement and Plan of Reorganization dated as of October 3, 2003 by and between Pacific Realm and aeroTelesis, Inc.	Filed as an exhibit to the Company’s Form 8-K filed on October 10,, 2003
10.29	Amended and Restated Secured Convertible Debenture dated as of February 8, 2006 issued to Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.30	Amended and Restated Secured Convertible Debenture dated as of February 8, 2006 issued to Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.31	Secured Convertible Debenture dated as of July 25, 2005 issued to Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006

Exhibit No.	Description	Location
10.32	Amended and Restated Securities Purchase Agreement dated as of February 8, 2006 between the Company and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.33	Amended and Restated Security Agreement dated as of February 8, 2006 between the Company and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.34	Amended and Restated Pledge and Escrow Agreement dated February 8, 2006 among the Company, Cornell Capital Partners, LP and David Gonzalez, Esq.	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.35	Subsidiary Security Agreement dated as of February 8, 2006 between AeroTelesis Phillipines, Inc. and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.36	Subsidiary Security Agreement dated as of February 8, 2006 between AeroTelesis Satellite Networks, Inc. and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.37	Subsidiary Security Agreement dated as of February 8, 2006 between AeroTelesis IP Networks, Inc. and Cornell Capital Partners, LP	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
10.38	Assignment Agreement dated as of February 8, 2006 between Cornell Capital Partners, LP and Highgate House Funds, Ltd.	Filed as an exhibit to the Company’s Form 10-QSB filed on February 21, 2006
14.1	Code of Ethics	Filed as an exhibit to the Company’s Form 10-KSB filed on March 31, 2005
23.1	Consent of Kirkpatrick & Lockhart Nicholson Graham, LLP	Incorporated by reference to Exhibit 5.1
23.2	Consent of Killman, Murrell & Company, PC	Provided herewith
23.3	Consent of Clyde Bailey, PC	Provided herewith

Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on February 28, 2006.

Date: February 28, 2006	AEROTELESIS, INC.

	By:	/s/ Joseph Gutierrez
Name: Joseph Gutierrez
Title: President, Chief Financial Officer and Principal Accounting Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Gutierrez his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities (until revoked in writing), to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or is substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly singed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE		DATE

/s/ Joseph Gutierrez
Joseph Gutierrez	Director	February 28, 2006

/s/ Maral Ajemian
Maral Ajemian	Director	February 28, 2006